Exhibit 99.1
American Apparel, Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders of
American Apparel, Inc.

We have audited the accompanying consolidated balance sheets of American Apparel, Inc. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2012, 2011 and 2010. Our audits also included the financial statement schedule as of and for the years listed in the index at Schedule II - Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Apparel, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years ended December 31, 2012, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2013 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Marcum LLP
Marcum LLP
Melville, NY
March 5, 2013, except for Note 19 as to which the date is August 21, 2013

Item 8. Financial Statements and Supplementary Data

American Apparel, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts and shares in thousands, except per share amounts)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash	$12,853	$10,293
Trade accounts receivable, net of allowances of $2,085 and $2,195 at December 31, 2012 and 2011, respectively	22,962	20,939
Prepaid expenses and other current assets	9,589	7,631
Inventories, net	174,229	185,764
Restricted cash	3,733	—
Income taxes receivable and prepaid income taxes	530	5,955
Deferred income taxes, net of valuation allowance of $12,760 and $12,003 at December 31, 2012 and 2011, respectively	494	148
Total current assets	224,390	230,730
PROPERTY AND EQUIPMENT, net	67,778	67,438
DEFERRED INCOME TAXES, net of valuation allowance of $64,818 and $61,770 at December 31, 2012 and 2011, respectively	1,261	1,529
OTHER ASSETS, net	34,783	25,024
TOTAL ASSETS	$328,212	$324,721
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Cash overdraft	$—	$1,921
Revolving credit facilities and current portion of long-term debt	60,556	50,375
Accounts payable	38,160	33,920
Accrued expenses and other current liabilities	41,516	43,725
Fair value of warrant liability	17,241	9,633
Income taxes payable	2,137	2,445
Deferred income tax liability, current	296	150
Current portion of capital lease obligations	1,703	1,181
Total current liabilities	161,609	143,350
LONG-TERM DEBT, net of unamortized discount of $27,929 and $20,183 at December 31, 2012 and 2011, respectively	110,012	97,142
CAPITAL LEASE OBLIGATIONS, net of current portion	2,844	1,726
DEFERRED TAX LIABILITY	262	96
DEFERRED RENT, net of current portion	20,706	22,231
OTHER LONG-TERM LIABILITIES	10,695	12,046
TOTAL LIABILITIES	306,128	276,591
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value per share, authorized 1,000 shares; none issued	—	—
Common stock, $0.0001 par value per share, authorized 230,000 shares; 110,111 shares issued and 107,181 shares outstanding at December 31, 2012 and 108,870 shares issued and 105,588 shares outstanding at December 31, 2011	11	11
Additional paid-in capital	177,081	166,486
Accumulated other comprehensive loss	(2,725)	(3,356)
Accumulated deficit	(150,126)	(112,854)
Less: Treasury stock, 304 shares at cost	(2,157)	(2,157)
TOTAL STOCKHOLDERS’ EQUITY	22,084	48,130
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$328,212	$324,721
See accompanying notes to consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(Amounts and shares in thousands, except per share amounts)

	Years Ended December 31,
	2012	2011	2010
Net sales	$617,310	$547,336	$532,989
Cost of sales	289,927	252,436	253,080
Gross profit	327,383	294,900	279,909
Selling expenses	227,447	209,841	218,198
General and administrative expenses (including related party charges of $1,090, $919 and $912 for the years ended December 31, 2012, 2011 and 2010, respectively)	97,327	104,085	103,167
Retail store impairment	1,647	4,267	8,597
Income (loss) from operations	962	(23,293)	(50,053)
Interest expense	41,559	33,167	23,752
Foreign currency transaction loss (gain)	120	1,679	(686)
Unrealized loss (gain) on change in fair value of warrants and purchase rights	4,126	(23,467)	993
(Gain) loss on extinguishment of debt	(11,588)	3,114	—
Other expense (income)	204	(193)	39
Loss before income taxes	(33,459)	(37,593)	(74,151)
Income tax provision	3,813	1,721	12,164
Net loss	$(37,272)	$(39,314)	$(86,315)

Basic and diluted loss per share	$(0.35)	$(0.42)	$(1.21)

Weighted average basic and diluted shares outstanding	105,980	92,599	71,626

Net loss (from above)	$(37,272)	$(39,314)	$(86,315)
Other comprehensive (loss) income item:
Foreign currency translation, net of tax	631	(188)	(1,085)
Other comprehensive income (loss), net of tax	631	(188)	(1,085)
Comprehensive loss	$(36,641)	$(39,502)	$(87,400)

See accompanying notes to consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(Amounts in thousands)

	Number of Common Shares Issued	Par Value Amount	Treasury Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
BALANCE, January 1, 2010	72,467	$7	$(10,044)	$150,449	$(2,083)	$19,012	$157,341
Sale of treasury stock	—	—	7,887	—	—	(6,237)	1,650
Issuance of common stock for stock-based compensation	6,725	1	—	3,239	—	—	3,240
Issuance of stock options for stock-based compensation	—	—	—	193	—	—	193
Net loss	—	—	—	—	—	(86,315)	(86,315)
Foreign currency translation, net of tax	—	—	—	—	(1,085)	—	(1,085)
BALANCE, December 31, 2010	79,192	$8	$(2,157)	$153,881	$(3,168)	$(73,540)	$75,024
Stock-based compensation, net	801	—	—	7,107	—	—	7,107
Conversion of debt to equity	2,113	—	—	4,688	—	—	4,688
Sale of common stock, net of fees	26,764	3	—	9,292	—	—	9,295
Reclassification of warrants from equity to debt	—	—	—	(11,339)	—	—	(11,339)
Reclassification of purchase rights upon exercise	—	—	—	2,857	—	—	2,857
Net loss	—	—	—	—	—	(39,314)	(39,314)
Foreign currency translation, net of tax	—	—	—	—	(188)	—	(188)
BALANCE, December 31, 2011	108,870	$11	$(2,157)	$166,486	$(3,356)	$(112,854)	$48,130
Stock-based compensation, net	1,241	—	—	10,595	—	—	10,595
Net loss		—	—	—	—	(37,272)	(37,272)
Foreign currency translation, net of tax	—	—	—	—	631	—	631
BALANCE, December 31, 2012	110,111	$11	$(2,157)	$177,081	$(2,725)	$(150,126)	$22,084
See accompanying notes to consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$615,342	$542,930	$532,601
Cash paid to suppliers, employees and others	(580,685)	(534,497)	(559,386)
Income taxes (paid) refunded	(10)	(866)	698
Interest paid	(10,954)	(5,535)	(6,456)
Other	(104)	273	173
Net cash provided by (used in) operating activities	23,589	2,305	(32,370)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(21,607)	(11,070)	(15,701)
Proceeds from sale of fixed assets	474	311	39
Restricted cash	(3,720)	—	—
Net cash used in investing activities	(24,853)	(10,759)	(15,662)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	(1,921)	(1,407)	(404)
(Repayments) borrowing under expired revolving credit facilities, net	(48,324)	(6,874)	50,852
Borrowings under current revolving credit facilities, net	28,451	—	—
Borrowings (repayments) under term loans and notes payable	29,987	(13)	(15)
Payment of debt issuance costs	(5,226)	(1,881)	—
Net proceeds from issuance of common stock and purchase rights	—	21,710	—
Payment of payroll statutory tax withholding on stock-based compensation associated with issuance of common stock	(393)	(759)	(2,051)
Proceeds from equipment lease financing	4,533	3,100	—
Proceeds (repayment) of capital lease obligations	(2,893)	(1,294)	(1,860)
Proceeds from sale of treasury stock	—	—	1,650
Net cash provided by financing activities	4,214	12,582	48,172
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(390)	(1,491)	(1,530)
NET INCREASE (DECREASE) IN CASH	2,560	2,637	(1,390)
CASH, beginning of period	10,293	7,656	9,046
CASH, end of period	$12,853	$10,293	$7,656

See accompanying notes to consolidated financial statements.

	Years Ended December 31,
	2012	2011	2010
RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net loss	$(37,272)	$(39,314)	$(86,315)
Depreciation and amortization of property and equipment and other assets	22,989	24,980	28,130
Retail store impairment	1,647	4,267	8,597
Loss on disposal of property and equipment	102	80	212
Stock-based compensation expense	10,580	6,814	3,719
Unrealized loss (gain) on change in fair value of warrants and purchase rights	4,126	(23,467)	993
Amortization of debt discount and deferred financing costs	10,261	9,024	5,997
(Gain) loss on extinguishment of debt	(11,588)	3,114	—
Accrued interest paid-in-kind	20,344	18,711	11,299
Foreign currency transaction loss (gain)	120	1,679	(686)
Allowance for inventory shrinkage and obsolescence	(1,331)	(1,652)	1,051
Bad debt expense	99	996	1,357
Deferred income taxes	154	701	14,789
Deferred rent	(895)	(1,969)	2,963
Changes in cash due to changes in operating assets and liabilities:
Trade accounts receivables	(2,067)	(5,402)	(1,746)
Inventories	13,949	(6,771)	(37,239)
Prepaid expenses and other current assets	(1,829)	1,770	624
Other assets	(8,455)	(5,075)	(629)
Accounts payable	1,779	3,944	10,057
Accrued expenses and other liabilities	(4,223)	9,701	3,668
Income taxes receivable / payable	5,099	174	789
Net cash provided by (used in) operating activities	$23,589	$2,305	$(32,370)
NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired under a capital lease	$—	$—	$92
Property and equipment acquired and included in accounts payable	3,778	1,323	2,735
Reclassification of Lion Warrant from equity to debt	—	11,339	—
Conversion of debt to equity	—	4,688	—
Issuance of warrants and purchase rights at fair value	—	6,387	—
Exercise of purchase rights	—	2,857	—

See accompanying notes to consolidated financial statements.

American Apparel, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and Shares in thousands, except per share amounts)
For the Years Ended December 31, 2012, 2011 and 2010

Note 1. Organization and Business
American Apparel, Inc. and its subsidiaries (collectively “the Company”) is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel products and designs, manufactures and sells clothing and accessories for women, men, children and babies. The Company sells its products through the wholesale distribution channel supplying t-shirts and other casual wear to distributors and screen printers, as well as direct to customers through its retail stores located in the United States and internationally. In addition, the Company operates an online retail e-commerce website. At December 31, 2012, the Company operated a total of 251 retail stores in 20 countries: the United States, Canada and 18 other countries.

Liquidity and Management's Plan
As of December 31, 2012, the Company had approximately $12,853 in cash, $9,177 of availability for additional borrowings under the Crystal Credit Agreement and Bank of Montreal Credit Agreement (as defined in Note 7). Additionally, the Company had outstanding $26,113 on the $50,000 revolving credit facility under the Crystal Credit Agreement, $30,000 of term loans outstanding under the Crystal Credit Agreement, $4,387 outstanding on a C$11,000 (Canadian dollars) revolving credit facility under the Bank of Montreal Credit Agreement, and $109,680 (including paid-in-kind interest of $16,469 and net of discount of $27,929) of term loans outstanding under the Lion Credit Agreement (as defined in Note 8).
The Company believes that it will have sufficient financing commitments to meet funding requirements for the next twelve months.
The Company is in the process of executing a plan, which was commenced in late 2010, to improve its operating performance and financial position. During 2012, the Company improved its distribution operations and timing of store replenishments, implemented a new e-commerce platform, refined its promotion and inventory allocation strategy and implemented a new production forecasting system.  These initiatives allowed the Company to reduce its unit inventory levels and thereby improve working capital.  The Company also continued to reduce corporate expenses and enhance store inventory management by installing RFID tracking systems. Finally, the Company was in the process of transitioning its distribution operations into a new modern distribution center located in California.
For 2013, the Company intends to complete the installation of RFID tracking systems in all of its stores, rationalize merchandise pricing in the wholesale and retail channels, continue to renovate its stores and continue to develop other initiatives intended to either increase sales, reduce costs or improve liquidity. There can be no assurance that plans to improve operating performance and financial position will be successful.

Note 2. Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of American Apparel, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications have been made to the prior year consolidated financial statements and related footnotes to conform them to the 2012 presentation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including the values assigned to goodwill, property and equipment; fair value calculations, including derivative liabilities such as the Lion warrants and purchase rights; contingencies, including accruals for the outcome of current litigation and self-insurance liabilities; and income taxes, including uncertain tax positions and recoverability of deferred income taxes.
On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Restricted Cash
Restricted cash primarily represents cash collateral on standby letters of credit and certain other obligations. The standby letters of credit are predominantly used as collateral for the Company's workers' compensation program. See Note 16.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to credit risk consist primarily of cash (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts) and trade accounts receivable (including credit card receivables), relating substantially to the Company’s U.S. Wholesale segment. The Company mitigates its risk by investing through major financial institutions. The Company had approximately $8,265 and $9,549 held in foreign banks at December 31, 2012, and 2011, respectively.
The Company mitigates its risks related to trade receivables by performing on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information. The Company also maintains an insurance policy for certain customers based on a customer’s credit rating and established limits. Collections and payments from customers are continuously monitored. One customer, in the U.S. Wholesale segment, accounted for 15.1% and 16.3% of the Company’s total accounts receivables as of December 31, 2012 and 2011, respectively. The Company maintains an allowance for doubtful accounts, which is based upon historical experience and specific customer collection issues that have been identified. While bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past.

Fair Value Measurements
The Company’s financial instruments are primarily composed of cash, restricted cash, accounts receivable (including credit card receivables), accounts payable, revolving credit borrowings and term loans. The fair value of cash, restricted cash, accounts receivable, accounts payable, and variable rate borrowings closely approximates their carrying value due to their short maturities. The fair value of the fixed-rate term note is estimated using a discounted cash flow analysis.
The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.
The Company utilizes observable market inputs (quoted market prices) when measuring fair value whenever possible.
For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company's accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company's accounting and finance department and are approved by the Chief Financial Officer.
As of December 31, 2012, there were no transfers in or out of Level 3 from other levels.
The fair value of the fixed rate term note is estimated using a projected discounted cash flow analysis based on unobservable inputs including interest payments, principal payments and discount rate, and is classified within Level 3 of the valuation hierarchy. An increase or decrease in the discount rate assumption, in isolation, can significantly decrease or increase the fair value of the term note. See Note 9.
The fair value of each warrant is estimated using either a Monte Carlo simulation model or the Binomial Lattice option valuation model. Significant observable and unobservable inputs include stock price, exercise price, annual risk free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility, in isolation, can significantly increase or decrease the fair value of the warrant. See Notes 9 and 13.
The fair value of indefinite-lived assets, which consists exclusively of goodwill, is measured in connection with the Company’s annual goodwill impairment test.  The fair value of the reporting unit to which goodwill has been assigned, is determined using a projected discounted cash flow analysis based on unobservable inputs including gross profit, discount rate, working capital requirements, capital expenditures, depreciation and terminal value assumptions, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in the discount rate assumption and/or the terminal value assumption, in isolation, can have a significant effect on the fair value of the reporting unit. See Goodwill and Other Intangible Assets below.
Retail stores that have indicators of impairment and whose carrying value of assets are greater than their related projected undiscounted future cash flows, are measured for impairment by comparing the fair value of the assets against their carrying value. Fair value of the assets is estimated using a projected discounted cash flow analysis based on unobservable inputs including gross profit and discount rate, and is classified within Level 3 of the valuation hierarchy.  An increase or decrease in the discount rate assumption, in isolation, can significantly decrease or increase the fair value of the assets, which would have an effect on the impairment recorded. See Impairment of Long-Lived Assets below.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually. The Company’s annual impairment test date is December 31.
Based on the qualitative assessment provisions of ASC 350 "Intangibles-Goodwill and Other", the Company determined that based on an analysis of qualitative factors, the fair value of the reporting unit was more likely than not greater than its carrying amount, and therefore, a quantitative calculation of the reporting unit's fair value would not be needed. The Company has not historically had any goodwill impairment.
Other intangible assets consist of deferred financing costs (amortized over the term of the applicable debt facility) and key money, broker and finder fees and lease rights (amortized over the life of the respective lease).
Impairment of Long-Lived Assets
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is measured by the difference between the carrying value and the estimated fair value of the assets, with such estimated fair values generally determined using the discounted future cash flows of the assets using a rate that approximates the Company’s weighted average cost of capital. The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of retail stores relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the assets or in the Company's overall strategy with respect to the manner or use of the acquired assets or changes in the Company's overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in American Apparel’s stock price for a sustained period of time; and (vi) regulatory changes. The Company evaluates acquired assets and its retail stores for potential impairment indicators at least annually and more frequently upon the occurrence of such events.
The key assumptions used in management's estimates of projected cash flow at its retail stores deal largely with forecasts of sales levels, gross margins, and payroll costs. These forecasts are typically based on historical trends and take into account recent developments as well as management's plans and intentions. Any difficulty manufacturing or sourcing product on a cost effective basis would significantly impact the projected future cash flows of the Company's retail stores and potentially lead to an impairment charge for long-lived assets. Other factors, such as increased competition or a decrease in the desirability of the Company's products, could lead to lower projected sales levels, which would adversely impact cash flows. A significant change in cash flows in the future could result in an impairment of long lived assets.
For the years ended December 31, 2012, 2011 and 2010, the Company recognized impairment charges of $1,647, $4,267, and $8,597, respectively, on assets to be held and used. The impairment charges, which primarily related to leasehold improvements and key money of certain U.S. and international retail stores, are included in operating expenses in the accompanying consolidated statements of operations.
Web Site Development
The Company capitalizes applicable costs incurred during the application and infrastructure website development stage and expenses costs incurred during the planning and operating stage. As of December 31, 2012 and 2011, the carrying value of the Company's capitalized website development costs were $2,242 and $691, respectively, and were included in property and equipment in the accompanying consolidated balance sheets.
Self-Insurance Accruals
The Company self-insures a significant portion of expected losses under workers’ compensation and healthcare benefits programs. Estimated costs under the workers’ compensation program, including incurred but not reported claims, are recorded as expense based upon historical experience, trends of paid and incurred claims, and other actuarial assumptions. If actual claims trends under these programs, including the severity or frequency of claims, differ from the Company's estimates, its financial results may be significantly impacted. The Company's estimated self-insurance liabilities are classified in its balance sheet as accrued expenses or other long-term liabilities based upon whether they are expected to be paid during or beyond the Company's normal operating cycle of 12 months from the date of its consolidated financial statements. Estimated costs under the Company's healthcare program are based on estimated losses for claims incurred, but not paid at the end of the period. Funding is made directly to the providers and/or claimants by the insurance company.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.
Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management's opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.
The Company's foreign domiciled subsidiaries are subject to foreign income taxes on earnings in their respective jurisdictions. The Company elected to have their foreign subsidiaries, except for its subsidiaries in Brazil, Canada, China, Spain, Italy, Ireland and Korea, consolidated in the Company's U.S. federal income tax return. The Company will generally be eligible to receive tax credits on its U.S. federal income tax return for most of the foreign taxes paid by the Company's entities included in the United States Federal income tax return.
The Company accounts for uncertain tax positions in accordance with ASC 740-“Income Taxes”, and gross unrecognized tax benefits at December 31, 2011 are included in other long term liabilities in the accompanying consolidated balance sheets. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying consolidated statements of operations
Contingencies
Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Legal fees are expensed as incurred.
Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.
The Company is subject to proceedings, lawsuits and other claims related to various matters and assesses the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. Management determines the amount of reserves needed, if any, for each individual issue based on its knowledge and experience and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy, in dealing with these matters. The Company currently does not believe, based upon information available at this time, that these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows. There is no assurance that such matters will not materially and adversely affect the Company's business, financial position, and results of operations or cash flows. See Notes 15 and 18, Commitments and Contingencies and Litigation.
Revenue Recognition
The Company recognizes product sales when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collectability is reasonably assured. Wholesale product sales are recorded at the time the product is either picked up by or shipped to the customer. Online product sales are recorded at the time the product is received by the customer. Retail store sales are recorded as revenue upon the sale of product to retail customers. The Company’s net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional allowances, and are recorded net of sales or value added tax. Allowances provided for these items are presented in the consolidated financial statements primarily as reductions to sales and cost of sales (see Sales Returns and Allowances below for further information).
The Company recognizes revenue from gift cards, gift certificates and store credits as they are redeemed for product or when it is determined that some portion of gift cards will not be redeemed. See Gift Cards below.
Sales Returns and Allowances
The Company analyzes sales returns in order to make reasonable and reliable estimates of product returns for our wholesale, online product sales and retail store sales based upon historical experience. The Company also monitors the buying patterns of the end-users of its products based on sales data received by its retail outlets. Estimates for sales returns are based on a variety of factors including actual returns based on expected return data communicated to the Company by its customers. Accordingly, the Company believes that its historical returns analysis is an accurate basis for its allowance for sales returns. The Company regularly reviews the factors that influence its estimates and, if necessary, makes adjustments when it believes that actual product returns and credits may differ from established reserves. If actual or expected future returns and claims are significantly greater or lower than the allowance for sales returns established, the Company would record a reduction or increase to net revenues in the period in which it made such determination.
Shipping and Handling Costs
We incur shipping and handling costs in its operations. These costs consist primarily of freight expenses incurred for third-party shippers to transport products to its retail stores and distribution centers and to its wholesale and online retail customers. These costs are included in cost of sales and amounts billed to customers for shipping are included in net sales.
Gift Cards

Upon issuance of a gift card a liability is established for its cash value. The liability is relieved and net sales are recorded upon redemption by the customer. Over time, some portion of gift cards is not redeemed ("breakage"). The Company determines breakage income for gift cards based on historical redemption patterns. Breakage income is recorded as a credit to selling expenses, which is a component of operating expenses in the consolidated statements of operations. Currently, the Company records breakage when gift cards remain unredeemed after two-years. The Company's gift cards, gift certificates and store credits do not have expiration dates. See Note 6.
The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate breakage. However, if the actual rate of redemption of gift cards increases significantly, the Company's operating results could be negatively affected.
Trade Receivables and Allowance for Doubtful Accounts
Accounts receivable primarily consists of trade receivables, including amounts due from credit card companies, net of allowances. On a periodic basis, the Company evaluates its trade receivables and establishes an allowance for doubtful accounts based on its history of past bad debt expense, collections and current credit conditions.
The Company performs on-going credit evaluations of its customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by its review of their current credit information. Collections and payments from customers are continuously monitored. The Company maintains an allowance for doubtful accounts, which is based upon historical experience as well as specific customer collection issues that have been identified. While such bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that the Company has in the past. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Deferred Rent, Rent Expense and Tenant Allowances
The Company occupies its retail stores and combined corporate office, manufacturing, and distribution center under operating leases generally with terms of one to ten years. Some leases contain renewal options for periods ranging from five to fifteen years under substantially the same terms and conditions as the original leases but with rent adjustments based on various factors specific to each agreement. Many of the store leases require payment of a specified minimum rent, a contingent rent based on a percentage of the store’s net sales in excess of a specified threshold, plus defined escalating rent provisions. The Company recognizes its minimum rent expense on a straight-line basis over the term of the lease (including probable lease renewals), plus the construction period prior to occupancy of the retail location, using a mid-month convention. Also included in rent expense are payments of real estate taxes, insurance and certain common area and maintenance costs in addition to the future minimum operating lease payments. Certain lease agreements provide for the Company to receive lease inducements or tenant allowances from landlords to assist in the financing of certain property. These inducements are recorded as a component of deferred rent and amortized as a reduction of rent expense over the term of the related lease.
Advertising, Promotion and Catalog
The Company expenses the production costs of advertising the first time the advertising takes place. Advertising, promotion and catalog expenses for the years ended December 31, 2012, 2011 and 2010 amounted to $22,114, $15,194, and $17,537 respectively, and are included in selling expenses in the accompanying consolidated statements of operations. The Company has cooperative advertising arrangements with certain vendors in its U.S. wholesale segment. For the years ended December 31, 2012, 2011 and 2010, cooperative advertising expenses were $311, $112, and $243, respectively.
Share-Based Compensation
The Company recognizes compensation expense on a straight-line basis net of forfeitures over the vesting period for all share-based awards granted. The Company determines the fair value of restricted stock awards based on the market value at the grant date. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards at the grant date. The Company calculates the expected volatility using the historical volatility over the most recent period equal to the expected term and evaluates the extent to which available information indicate that future volatility may differ from historical volatility. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. Due to the lack of historical information, the Company determines the expected term of its stock option awards by using the simplified method, which assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. Estimated forfeitures are zero, as to date, actual forfeitures have been insignificant. The expected dividend yield is zero as the Company has not paid or declared any cash dividends on its Common Stock. Based on these valuations, the Company recognized share-based compensation expense of $10,580, $6,814, and $3,719 for the years ended December 31, 2012, 2011 and 2010, respectively.

Preferred Stock
At December 31, 2012 and 2011, the Company was authorized to issue 1,000 shares of preferred stock with a par value of $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. There were no shares issued or outstanding at December 31, 2012 and 2011. Shares may be issued in one or more series.
Earnings per Share
The Company presents earnings per share (“EPS”) utilizing a dual presentation of basic and diluted EPS. Basic EPS includes no dilution and is computed by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
At December 31, 2012, the calculations of net loss per share included the effect of 2,500 shares related to the CEO performance based-awards as the Company achieved the EBITDA targets and these shares were no longer contingently issuable. See Note 14.
The Company had common stock under various options, warrants and other agreements at December 31, 2012, 2011 and 2010. The weighted average effects of 53,478, 49,270 and 23,050 shares at December 31, 2012, 2011 and 2010, respectively, were excluded from the calculations of net loss per share for the years ended December 31, 2012, 2011 and 2010, because their impact would have been anti-dilutive. See Note 13.

Comprehensive Loss
Comprehensive loss represents the change in stockholders’ equity resulting from transactions other than stockholder investments and distributions. Accumulated other comprehensive loss includes changes in equity that are excluded from the Company’s net loss, specifically, unrealized gains and losses on foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity. The Company presents the components of comprehensive loss within the consolidated statements of operations and comprehensive loss.
Accounting Standards Updates
Beginning in the quarter ended March 31, 2012, the Company enhanced its fair value measurement application and disclosures as a result of adopting new requirements issued by the Financial Accounting Standards Board ("FASB") in May 2011.  The new rules include revisions to the standards for the use of fair value measurements and additional disclosures for: (i) all transfers between Level 1 and Level 2 of the fair value hierarchy; (ii) Level 3 measurements; and (iii) hierarchy classifications used for assets and liabilities whose fair value is disclosed only in the footnotes.  The new rules did not have a material impact on the Company.
Accounting standards updates effective after December 31, 2012, are not expected to have a material effect on the Company's consolidated financial statements.
Subsequent Events
The Company has evaluated events that occurred subsequent to December 31, 2012 and through the date the financial statements were issued.

Note 3. Inventories
The following table presents the components of inventories at December 31, 2012 and 2011:

	2012	2011
Raw materials	$22,301	$18,326
Work in process	2,197	2,468
Finished goods	152,384	168,902
	176,882	189,696
Less: Reserve for inventory shrinkage and obsolescence	(2,653)	(3,932)
	$174,229	$185,764
Inventories are stated at the lower of cost or market. Cost is primarily determined on the first-in, first-out (FIFO) method. The cost elements of inventories include materials, labor and overhead. For the years ended December 31, 2012, 2011 and 2010, no one supplier provided more than 10% of the Company’s raw material purchases.
The Company identifies potentially excess and slow-moving inventories by evaluating turn rates, inventory levels and other factors and provides reserves for lower of cost or market reserves for such identified excess and slow-moving inventories. At December 31, 2012 and 2011, the Company had a lower of cost or market reserve for excess and slow-moving inventories of $2,140 and $2,050, respectively.
The Company establishes a reserve for inventory shrinkage for each of its retail locations and its warehouse. The reserve is based on the historical results of physical inventory cycle counts. The Company has a reserve for inventory shrinkage in the amount of $513 and $1,882 at December 31, 2012 and 2011, respectively.

Note 4. Property and Equipment
The following table presents the components of property and equipment at December 31, 2012 and 2011:

	2012	2011
Machinery and equipment	$50,180	$48,251
Furniture and fixtures	42,430	39,789
Computers and software	37,556	30,410
Automobiles and light trucks	1,167	1,066
Leasehold improvements	86,623	81,078
Buildings	587	574
Construction in progress	5,293	382
	223,836	201,550
Less: Accumulated depreciation and amortization	(156,058)	(134,112)
Total	$67,778	$67,438

Property and equipment is recorded on the basis of cost and depreciated over the estimated used useful lives of fixed assets. The useful lives of the Company's major classes of assets are as follows:

Machinery and equipment	5 to 7 years
Furniture and fixtures	3 to 5 years
Computers and software	3 to 5 years
Automobiles and light trucks	3 to 5 years
Leasehold improvements	Shorter of lease term or useful life
Buildings	25 years
Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. The costs of normal maintenance and repairs are charged to expense in the year incurred. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated over the asset’s remaining useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. Upon sale or disposition, the related cost and accumulated depreciation are removed from the Company’s financial statements and the resulting gain or loss, if any, is reflected in income from operations. Property plant and equipment acquired are recorded as construction in progress until placed in-service, at which time the asset is reclassified to the appropriate asset category and depreciation commences. For the years ended December 31, 2012, 2011, and 2010, depreciation and amortization expense relating to property and equipment was $22,989, $24,980 and $28,130, respectively. At December 31, 2012 and 2011, property and equipment includes $16,415 and $12,063, for machinery and equipment held under capital leases, respectively. Accumulated amortization for these capital leases at December 31, 2012 and 2011 was $12,093 and $11,874.
The Company identified indicators of impairment present at certain retail stores within its U.S. Retail, Canadian and International segments, specifically related to under-performance or operating loss relative to expected historical or projected future operating results. The Company performed a recoverability test on these stores, and for the stores which failed the test, measured and recorded an impairment charge as applicable. The key assumptions used in the estimates of projected cash flows utilized in both the test and measurement steps of the impairment analysis were sales, gross margins, and payroll costs. These forecasts were based on historical trends and take into account recent developments as well as the Company's plans and intentions. These inputs are considered level 3 in the fair value hierarchy (See Note 2). Based upon the results of the discounted cash flow analysis, the Company recorded an impairment charge on certain retail store leasehold improvements and key money in the U.S. Retail, Canadian, and International segments of $1,647, $4,267 and $8,597 for the years ended December 31, 2012, 2011, and 2010, respectively.
On January 11, 2011, the Company entered an agreement to sell and simultaneously lease back all of the Company's unencumbered manufacturing equipment, for a term of four years and an interest rate of 14.8%. The sale price of the manufacturing equipment was $3,100. The Company has an option, exercisable during the fourth year of the lease term, to repurchase the manufacturing equipment for $310. On November 16, 2012, the Company renewed the lease for a term of three years and an interest rate of 16%. The transaction is accounted for as a financing transaction and is recorded in the accompanying consolidated financial statements as a capital lease.

Note 5. Goodwill, Intangible Assets and Other Assets

Goodwill of $1,906 is assigned to the U.S. Wholesale segment and is related to the acquisition of American Apparel Dyeing & Finishing, Inc. on June 2, 2005 and American Apparel Garment and Dyeing, Inc. on May 9, 2008.

Based on the qualitative assessment provisions of ASC 350 "Intangibles-Goodwill and Other", the Company determined that the fair value of the reporting unit was more likely than not greater than its carrying amount, and therefore, a quantitative calculation of the reporting unit's fair value would not be needed. For the years ended December 31, 2012, 2011 and 2010, the Company had no goodwill impairment.

The following table presents the net carrying amounts of definite and indefinite lived intangible assets and other assets at December 31, 2012 and 2011:

	2012	2011
Deferred financing costs	$4,101	$1,833
Broker and finder fees	1,486	1,488
Lease rights	213	274
Key money store leases	2,244	2,567
Gross amortizable intangible assets	8,044	6,162
Accumulated amortization	(2,048)	(1,577)
Total net amortizable intangible assets	5,996	4,585
Goodwill	1,906	1,906
Workers compensation deposit	14,624	7,022
Lease security deposits	8,117	7,919
Other	4,140	3,592
Total	$34,783	$25,024
Deferred financing costs represent costs incurred in connection with the issuance of certain indebtedness and were capitalized as deferred costs and are being amortized over the term of the related indebtedness. The Company incurred related amortization expense of $2,287, $1,634, and $1,473, for the years ended December 31, 2012, 2011 and 2010, respectively, which is recorded to interest expense.
Lease rights are costs incurred to acquire the right to lease a specific property. A majority of the Company's lease rights are related to premiums paid to landlords. Lease rights are recorded at cost and are amortized over the term of the respective leases. Property lease terms are generally for 10 years.

Key money is the amount of funds paid to a landlord or tenant to acquire the rights of tenancy under a commercial property lease for a certain property. Key money represents the “right to lease” with an automatic right of renewal. This right can be subsequently sold by the Company or can be recovered should the landlord refuse to allow the automatic right of renewal to be exercised. Key money is amortized over the respective lease terms.
Aggregate amortization expense of intangible assets and other assets (excluding deferred financing costs) is included in operating expenses in the consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010 and was approximately $472, $752, and $990, respectively.
The following table presents the estimated amortization expense of deferred financing costs, broker and finder fees, lease rights and key money for each of the five succeeding years as of December 31, 2012:

Amount
2013	$2,346
2014	2,217
2015	757
2016	243
2017 and thereafter	433

Note 6. Accrued Expenses and Other Current Liabilities
The following table presents the components of accrued expenses and other current liabilities as of December 31, 2012 and 2011:

	2012	2011
Compensation, bonuses and related taxes	$11,524	$11,339
Workers’ compensation and other self-insurance reserves (Note 16)	5,288	5,318
Sales, value and property taxes	4,751	3,721
Gift cards and store credits	5,964	6,939
Loss contingencies	752	1,575
Accrued vacation	1,055	790
Deferred revenue	590	892
Deferred rent	2,997	2,170
Other	8,595	10,981
Total accrued expenses	$41,516	$43,725

Note 7. Revolving Credit Facilities and Current Portion of Long-Term Debt

The following table presents revolving credit facilities and current portion of long-term debt as of December 31, 2012 and 2011:

	2012	2011
Revolving credit facility (Crystal), maturing March 2015	$26,113	$—
Term loan (Crystal), maturing March 2015	30,000	—
Revolving credit facility (Bank of America), replaced in March 2012	—	48,324
Revolving credit facility (Bank of Montreal), maturing December 2013	4,387	1,995
Current portion of long-term debt (Note 8)	56	56
Total revolving credit facilities and current portion of long-term debt	$60,556	$50,375

The Company incurred interest charges of $41,559, $33,167 and $23,752 for the years ended December 31, 2012, 2011 and 2010, respectively, for all outstanding borrowings. The interest charges subject to capitalization for the years ended December 31, 2012, 2011 and 2010 were not significant.

Revolving Credit Facility and Term Loan - Crystal
On March 13, 2012, the Company replaced its existing revolving credit facility of $75,000 with BofA with a $80,000 senior credit facility with Crystal Financial LLC ("Crystal" and the credit facility the "Crystal Credit Agreement") and other lenders. The Crystal Credit Agreement calls for the $80,000 to be allocated between an asset based revolving credit facility of $50,000 and term loan of $30,000. In connection with the financing from Crystal, the Company entered into an amendment to the Lion Credit Agreement. See Notes 8 and 13.
Borrowings under the Crystal Credit Agreement, as amended, are subject to certain borrowing reserves based on eligible inventory and accounts receivable. In addition, the initial availability under the revolving credit facility was increased by $12,500 for the value associated with the brand name. This initial increase based on the brand name was ratably reduced to $0 during the period from April 13, 2012 through January 1, 2013. The Crystal Credit Agreement matures on March 13, 2015 and is collateralized by substantially all of the Company's U.S. and U.K. assets and equity interest in certain of its foreign subsidiaries. At December 31, 2012, the Company had $780 of outstanding letters of credit secured against the Crystal Credit Agreement. The amount available for additional borrowings as of December 31, 2012 was $8,029.
As of December 31, 2012, the interest under the agreement was 9.31% (the 90-day LIBOR at 0.31% plus 9.0%) and also includes an unused facility fee ranging from 0.375% to 1.0% on the unused portion of the revolving credit facility, payable monthly. Additionally, the interest rate with respect to the brand name portion of the outstanding principal amount was 20.06% (the 90-day LIBOR at 0.31% plus 19.75%). The Crystal Credit Agreement also includes an early termination fee, if the term loan is prepaid or if the commitments under the revolving credit facility is permanently reduced, of 3.0% if it occurs the second anniversary of the agreement (b) 2.00% if it occurs in the third year.
The Crystal Credit Agreement includes a minimum excess availability covenant that requires the Company to maintain minimum excess availability of the greater of $8,000, or 10.0% of the borrowing base. If the excess availability falls below this minimum, the Company will be required to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 to be calculated monthly on a consolidated trailing twelve-month basis and continuing until the excess availability exceeds this minimum for sixty consecutive days. Additionally, the Crystal Credit Agreement, as amended, added a new minimum excess availability covenant that required the Company to maintain minimum excess availability to be no less than $5,000 during the period from December 17, 2012 to February 1, 2013 and also added a minimum monthly Consolidated EBITDA covenant for the remainder of 2012 to be determined at the end of each month. Furthermore, the Crystal Credit Agreement included an annual limitation of capital expenditures at the Company's domestic subsidiaries to no more than $18,000 for the year ended December 31, 2012 and $25,000 for each year thereafter.
On February 6, 2013, the Company entered into an amendment to the Crystal Credit Agreement ("Crystal Fifth Amendment"), that among other things, (i) allows the Company to borrow based on its trademarks and for such loans to remain outstanding until January 1, 2014; (ii) extends the applicability of the existing minimum EBITDA covenant for the remainder of 2013, (iii) adds a minimum excess availability covenant for the period of December 16, 2013 through February 1, 2014, (iv) amended the amount of capital expenditures limit in fiscal year 2012 from $17,000 to $18,000 and (v) provides the consent of the administrative agent and lenders to the Eleventh Amendment to the Lion Credit Agreement.
Among other provisions, the Crystal Credit Agreement requires that the Company maintain an arrangement similar to a traditional lockbox and contains certain subjective acceleration clauses. In addition, Crystal may at its discretion, adjust the advance restriction and criteria for eligible inventory and accounts receivable. Consequently, the amounts outstanding under the Crystal Credit Agreement are classified as a current liability.

During the year ended December 31, 2012, the Company's excess availability was below the minimum amount and as a result, it was required to maintain the fixed charge coverage ratio. As of December 31, 2012, the Company was in compliance with the required financial covenants of the Crystal Credit Agreement.

The Crystal Credit Agreement contains cross-default provisions with the Lion Credit Agreement and the Bank of Montreal Credit Agreement, whereby an event of default occurring under the Lion Credit Agreement or the Bank of Montreal Credit Agreement would cause an event of default under the Crystal Credit Agreement.

Revolving Credit Facility - Bank of America

The Company had a revolving credit facility of $75,000 with BofA, which was replaced with the Crystal Credit Agreement on March 13, 2012. Borrowings under the BofA Credit Agreement were subject to certain advance provisions established by BofA, and were collateralized by substantially all of the Company's U.S. assets and shares in its foreign subsidiaries.

Interest under the BofA Credit Agreement was at either (1) the 2-month London Interbank Offered Rate (“LIBOR”) (0.34% at December 31, 2011) plus 4.50% or (2) BofA's prime rate (which rate in no event could have been lower than LIBOR plus 4.50% per annum and was 3.25% at December 31, 2011) plus 2.50%, at the Company's option. At December 31, 2011 the Company had $7,545 of outstanding letters of credit secured against the BofA Credit Agreement.

Revolving Credit Facility - Bank of Montreal

On December 29, 2012 the Company's wholly-owned subsidiaries, American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail Inc. (collectively, the “CI Companies”), entered into an amendment to its existing line of credit with Bank of Montreal (the "Bank of Montreal Credit Agreement") that extended the maturity of the agreement to December 31, 2013. The agreement provides for borrowings up to C$11,000, bearing interest at 7.0% (the bank's prime rate at 3.0% as of December 31, 2012 plus 4.0% per annum payable monthly.) This line of credit is secured by a lien on the CI Companies' accounts receivable, inventory and certain other tangible assets. Available borrowing capacity at December 31, 2012 was $1,148.

The Bank of Montreal Credit Agreement contains a fixed charge coverage ratio and restricts the Company's Canadian subsidiaries from entering into operating leases above a specified threshold. Additionally, the Bank of Montreal Credit Agreement imposes a minimum excess availability covenant, which requires the Company's Canadian subsidiaries to maintain at all times minimum excess availability of 5.0% of the revolving credit commitment under the facility.

The Bank of Montreal Credit Agreement contains cross-default provisions with the Crystal Credit Agreement and the Lion Credit Agreement, whereby an event of default occurring under the Crystal Credit Agreement and Lion Credit Agreement would cause an event of default under the Bank of Montreal Credit Agreement.

As of December 31, 2012, the Company was in compliance with all required financial covenants of the Bank of Montreal Credit Agreement.

Note 8. Long-Term Debt
The following table presents the components of long-term debt as of December 31, 2012 and 2011:

	2012	2011
Long-term debt with Lion (a)	$109,680	$96,760
Other	388	438
Total long-term debt	110,068	97,198
Current portion of debt	(56)	(56)
Long-term debt, net of current portion	$110,012	$97,142
(a) Including accrued interest paid-in-kind of $16,469 and $17,550 and net of discount of $27,929 and $20,183 at December 31, 2012 and 2011, respectively.

Lion Credit Agreement
The Company has a loan agreement with Lion Capital, LLC ("Lion" and the "Lion Credit Agreement", respectively) and the other lenders party thereto, that provided the Company with term loans in an aggregate principal amount equal to $80,000. The term loan, as amended, matures on December 31, 2015 and bears interest at a range between 15% and 18% per annum, depending on certain financial covenants, payable quarterly in arrears. For the year end December 31, 2012, the interest rate was 18% per annum. Additionally, for the period from October 1, 2012 to December 31, 2012, the interest rate was increased by 0.52%.
Beginning with the interest accruing from and after September 1, 2012, the Lion Credit Agreement provides for interest at a rate of 5% per annum to be paid in cash. The remainder of the interest, including the additional 0.52% interest, may be payable in kind or in cash at the option of the Company.
The Company's obligations under the Lion Credit Agreement are secured by a second lien on substantially all of the assets of the Company. The Lion Credit Agreement is subordinated to the Crystal Credit Agreement and contains customary representations, and warranties, events of default, affirmative covenants and negative covenants (which impose restrictions and limitations on, among other things, dividends, investments, asset sales, capital expenditures, and the ability of the Company to incur additional debt and liens), and certain financial covenants. The Company is permitted to prepay the loans in whole or in part at any time at its option, with no prepayment penalty.
Significant covenants in the Lion Credit Agreement include an annual limitation of capital expenditures to $30,000 for fiscal 2012.
The Lion Credit Agreement contains certain cross-default provisions by which noncompliance with covenants under the Crystal Credit Agreement, the Bank of Montreal Credit Agreement and certain other existing and potential agreements also constitutes an event of default under the Lion Credit Agreement.
On March 13, 2012, in connection with the new credit agreement with Crystal Financial (see Note 7), the Company entered into a seventh amendment to the Lion Credit Agreement, which among other things: (i) consented to the Crystal Credit Agreement, (ii) extended the maturity date to December 31, 2015, (iii) reduced the minimum Consolidated EBITDA amounts for any twelve consecutive months as determined at the end of each fiscal quarter and, (iv) modified certain other financial covenants, including covenants related to capital expenditures. The amendment also required that the Lion Warrant be amended (see Note 13). In addition, the seventh amendment modified the Lion Credit Agreement to provide for interest at a rate of 5% per annum to be paid in cash commencing on the interest accruing from and after September 1, 2012 (with the remainder of the interest under the Lion Credit Agreement payable in kind or in cash at the option of the Company).
In connection with the March 13, 2012 amendment, the Company evaluated the change in cash flows in connection with the amendment to the Lion Credit Agreement. The Company determined that there was a greater than 10% change between the present values of the existing debt and the amended debt causing an extinguishment of debt. The Company recorded the modified debt and related warrant at its fair value and recognized a gain of $11,588 on extinguishment of existing debt. This gain on extinguishment was determined by calculating the difference of the net carrying amount of the Lion debt of $116,507 (which includes the principal, paid-in-kind interest, fair value of the Lion Warrant, unamortized discount and unamortized deferred financing cost immediately prior to the amendment) and the fair value of the modified debt of $104,919 (which includes the fair value of modified debt, fair value of the modified Lion Warrant and amendment related fees). The difference between the carrying net amount of the existing debt of $121,140 and the fair value of the modified debt of $86,898 was recorded as a discount to the modified debt, and will be recognized as interest expense using the effective interest method over the remaining term of the Lion Credit Agreement.

The Lion Credit Agreement also requires a minimum Consolidated EBITDA amount (as specified in the credit agreement)
for any twelve consecutive months as determined at the end of each fiscal quarter (Quarterly Minimum Consolidated
EBITDA). Additionally, beginning with the twelve consecutive months ended July 31, 2012 through the remainder of 2013, the Lion Credit Agreement includes a second minimum Consolidated EBITDA covenant to be determined at the end of each month (Monthly Minimum Consolidated EBITDA) that conforms to the Crystal minimum Consolidated EBITDA covenant.

As of December 31, 2012, the Company is in compliance with the financial covenants under the Lion Credit Agreement.
Amortization of debt discount included in interest expense was $8,130, $7,390 and $4,524 for the years ended December 31, 2012, 2011 and 2010, respectively.
On February 6, 2013, in connection with the Crystal Fifth Amendment, the Company entered into an eleventh amendment to the Lion Credit Agreement which, among other things, conformed the monthly minimum Consolidated EBITDA to the revised minimum EBITDA covenant under the Crystal Credit Agreement and provided for administrative agent and lender consent to the Crystal Fifth Amendment.

Note 9. Fair Value of Financial Instruments
The fair value of the Company's financial instruments are measured on a recurring basis. The carrying amount reported in the accompanying consolidated balance sheets for cash, accounts receivable (including credit card receivables), accounts payable and accrued expenses approximates fair value because of the short-term maturity of those instruments. The carrying amount for borrowings under the revolving credit facility with Crystal and Bank of Montreal and the term loan approximates fair value because of the variable market interest rate charged to the Company for these borrowings. The fair value of the term loan with Lion was estimated using a discounted cash flow analysis and a yield rate that was estimated using yield rates for publicly traded debt instruments of comparable companies with similar features. The fair value of each warrant was estimated using either a Monte Carlo simulation model or the Binomial Lattice option valuation model.

The Company did not have any assets or liabilities categorized as Level 1 or 2 as of December 31, 2012.

The following table presents carrying amounts and fair values of the Company's financial instruments as of December 31, 2012:

Level 3 Liabilities	Carrying Amount		Fair Value
Long-term debt with Lion, net of discount of $27,929 and including interest paid-in-kind of $16,469	$109,680		$105,792
Lion Warrant	—	(a)	17,222
SOF Warrant	—	(a)	19
	$109,680		$123,033
(a) No cost is associated with these liabilities (see Note 13).

The following table presents carrying amounts and fair values of the Company's financial instruments as of December 31, 2011:

Level 3 Liabilities	Carrying Amount		Fair Value
Long-term debt with Lion, net of discount of $20,183 and including interest paid-in-kind of $17,550	$96,760		$86,766
Lion Warrant	—	(a)	9,462
SOF Warrant	—	(a)	171
	$96,760		$96,399
(a) No cost is associated with these liabilities (see Note 13).

The following summarizes the activity of Level 3 inputs measured on a recurring basis for the years ended December 31, 2012 and 2011:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Warrants	Purchase Rights	Total
Balance at January 1, 2011	$993	$—	$993
Additions (see Note 13)	22,547	15,605	38,152
Exercises	—	(2,857)	(2,857)
Realized loss	—	(3,188)	(3,188)
Adjustment resulting from change in fair value recognized in earnings	(13,907)	(9,560)	(23,467)
Balance at January 1, 2012	$9,633	$—	$9,633
Adjustment resulting from change in fair value recognized in earnings	4,126	—	4,126
Gain on extinguishment of debt (see Note 8)	3,482	—	3,482
Balance at December 31, 2012	$17,241	$—	$17,241
Realized loss is the difference between the net proceeds received and the fair value of the purchase rights acquired related to the April 26, 2011 Investor Purchase Agreement (see Note 13). The realized loss is recorded in unrealized (gain) loss on change in fair value of warrants and purchase rights in the accompanying consolidated statements of operations.
Adjustment resulting from change in fair value is the amount of total gains or losses for the period attributable to the change in unrealized gains or losses relating to liabilities held at the reporting date. The unrealized gain or loss is recorded in unrealized (gain) loss on change in fair value of warrants and purchase rights in the accompanying consolidated statements of operations.

Note 10. Capital Lease Obligations

The Company leases certain equipment under capital lease arrangements expiring at various times through 2017. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or the fair values of the assets. The interest rates pertaining to these capital leases range from 0.4% to 18.0% (average interest rate is 10.9%).

Minimum future payments under these capital leases at December 31, 2012 are:

Year Ending December 31,
2013	$2,291
2014	1,866
2015	1,374
2016	3
2017 and thereafter	2
Total future minimum lease payments	5,536
Less: Amount representing interest	(989)
Net minimum lease payments	4,547
Current portion	1,703
Long-term portion	$2,844

Note 11. Income Taxes
The Company's net loss before income taxes includes the following components for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
United States	$(38,365)	$(37,876)	$(76,807)
Foreign	4,906	283	2,656
	$(33,459)	$(37,593)	$(74,151)

The following table presents the federal and state income tax provision (benefit) for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Current:
Federal	$—	$—	$(2,669)
State	134	228	(355)
Foreign	3,446	879	1,452
	3,580	1,107	(1,572)
Deferred:
Federal	—	—	10,158
State	—	—	2,429
Foreign	233	614	1,149
	233	614	13,736
Income tax provision	$3,813	$1,721	$12,164
The following table presents a reconciliation of taxes at the U.S. federal statutory rate and the effective tax rate for the years ended December 31:

	2012	2011	2010
Taxes at the statutory federal tax rate of 35%	(11,711)	(13,158)	(25,953)
State tax, net of federal benefit	4,913	(18)	5,411
Change in valuation allowance	5,123	21,794	31,522
Federal general business tax credits	—	—	(39)
Foreign taxes	(618)	533	1,863
Unrealized loss (gain) on warrants and purchase rights	4,809	(8,213)	—
Uncertain tax positions	—	—	(342)
Other	1,297	783	(298)
Total income tax provision	3,813	1,721	12,164
Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and b) operating losses and tax credit carryforwards.

The following table presents the tax effects of significant items comprising the Company's deferred taxes as of December 31:

	2012	2011
Deferred tax assets:
Allowance for doubtful accounts	$778	$811
Deferred rent	7,773	8,082
Accrued liabilities and workers’ compensation	12,409	10,584
Inventories	6,731	4,885
Federal and California tax credits	12,067	16,205
Net operating loss carryforward	36,111	27,793
Deferred gift card income	1,866	1,978
Fixed assets	870	—
Foreign tax credits	8,335	5,662
Other comprehensive income	29	3
Other	848	1,654
Total gross deferred tax assets	87,817	77,657
Less valuation allowance	(77,578)	(73,773)
Net deferred tax assets	10,239	3,884
Deferred tax liabilities:
Prepaid expenses	(1,004)	(820)
Fixed assets	—	(1,382)
Unrealized (gain) loss on warrants and purchase rights	(8,003)	—
Other	(35)	(251)
Total gross deferred tax liabilities	(9,042)	(2,453)
Net deferred tax assets and liabilities	$1,197	$1,431
At December 31, 2012, the Company has federal net operating loss carryforwards of approximately $95,647 expiring beginning in 2030, state net operating loss carryforwards of approximately $65,390, expiring beginning in 2020 and foreign net operating loss carryforwards of $7,400 with expiration dates starting in 2014 (certain foreign loss carryforwards do not expire). The Company has performed an analysis and determined it is more likely than not that ownership change has not occurred through December 31, 2012 pursuant to §382 of the I.R.C. and, accordingly, the net operating loss carryfowards through such date are not subject to an annual Section 382 limitation.
The California state tax credits do not expire. Management has determined that it is more likely than not that the tax credits will be unrealized due to the Company’s ability to generate substantial credits in excess of credits utilized on an annual basis and has provided a full valuation allowance against the unused California credit carryforwards.
The Company accounts for its uncertain tax positions in accordance with ASC 740-10.
The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits:

	2012	2011	2010
Gross unrecognized tax benefits at January 1	$2,163	$1,311	$5,138
Increases for tax positions in prior periods	—	852	62
Increases for tax positions in current period	—	—	—
Decreases for tax positions in prior period	(2,163)	—	(3,889)
Gross unrecognized tax benefits at December 31	$—	$2,163	$1,311
Included in the balance of unrecognized tax benefits at December 31, 2012, 2011 and 2010 are $0, $1,329, and $1,311, respectively, of tax benefits that, if recognized, would affect the effective tax rate.
The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the calendar years ended December 31, 2011 through December 31, 2012. The Company's state and foreign tax returns are open to audit under similar statute of limitations for the calendar years ended December 31, 2007 through 2012.

The Company agreed to a settlement with the Canadian Revenue Agency (“CRA”) for audit of the years ended December 31, 2005 through December 31, 2007 representing $830 in additional tax interest and penalty. As a result, the Company's unrecognized tax benefits were decreased by $552 for the year ended December 31, 2012.
The Company concluded its audit by the U.S. Internal Revenue Service for the years ended December 31, 2008 through December 31, 2010 with no tax owed due to utilization of federal net operating loss carryback. As a result, the Company's unrecognized tax benefits were decreased by $1,611. The Company is also currently being audited by various state jurisdictions. At this time, the Company does not anticipate these audits to result in a material impact on the Company.
During 2010, the Company filed applications for the change in accounting method resulting in audit protection for prior years for the Company's uncertain tax positions related to United States Federal and State income taxes. As a result, these uncertain tax positions are resolved and the Company's unrecognized tax benefits were decreased by $3,889 for the year ended December 31, 2010, resulting in a benefit to income tax provision of $700 for the reversal of a previously recorded valuation allowance and $300 for accrued interest and penalties.
The Company does not provide for U.S. Federal income taxes on the undistributed earnings ($30,046 at December 31, 2012) of its controlled foreign corporations which are considered permanently invested outside of the United States. Undistributed cash at controlled foreign corporations, which remains permanently reinvested at December 31, 2012 was $3,422. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with its hypothetical calculation, but would be substantially eliminated as the Company has U.S. net operating losses of approximately $95,647 at December 31, 2012 and U.S. tax credits of approximately $12,718 available to utilize to offset the tax effect of repatriation.

Note 12. Related Party Transactions
See Note 8, Long-Term Debt for a description of loans made by Lion to the Company and Note 13, Stockholders' Equity for a description of the warrants issued by the Company to Lion and a purchase agreement, dated April 27, 2011, between Mr. Charney and the Company.

Subordinated Notes Payable to Related Party
At December 31, 2010, the Company had three outstanding loans payable to its CEO for $4,611. These loans bearing interest at 6% were due at various dates between December 2012 and January 2013. On March 24, 2011, the Company and its CEO entered into, and closed the transactions under, a purchase agreement pursuant to which (i) Mr. Charney purchased from the Company an aggregate of 1,802 shares of Common Stock at a price of $1.11 per share, for aggregate cash consideration of approximately $2,000 in cash, and (ii) the three outstanding loans payable, which as of March 24, 2011 had an aggregate book value of approximately $4,688, including principal and accrued and unpaid interest outstanding, were canceled in exchange for an issuance by the Company of an aggregate of 4,223 shares of common stock at a price of $1.11 per share with 50% of these shares issued at closing and the remaining shares issuable to Mr. Charney only if prior to March 24, 2014, the closing sale price of common stock exceeds $3.50 for 30 consecutive trading days or there is a change of control of the Company, as defined in the purchase agreement. For the years ended December 31, 2012, 2011 and 2010 interest expense related to these loans was $0, $64, and $266, respectively.
Personal Guarantees by the Company’s CEO
As of December 31, 2012, the CEO of the Company has personally guaranteed the obligations of American Apparel under four property leases aggregating $7,660 in obligations. Additionally, the CEO of the Company has personally guaranteed the obligations of the Company with one vendor aggregating $600.
Lease Agreement Between the Company and Related Parties
In December 2005, the Company entered into an operating lease, which commenced on November 15, 2006, for its knitting facility with a related company (“American Central Plaza, LLC”), which is partially owned by the CEO and the Chief Manufacturing Officer (“CMO”) of the Company. The Company’s CEO holds an 18.75% ownership interest in American Central Plaza, LLC, while the CMO holds a 6.25% interest. The remaining members of American Central Plaza, LLC are not affiliated with the Company. The lease expired in November 2011 and was subsequently extended for the next five years on substantially the same terms. Rent expense (including property taxes and insurance payments) related to this lease was $830, $622 and $712 for the years ended December 31, 2012, 2011 and 2010, respectively.

Payments to Morris Charney
Morris Charney, (“Mr. M. Charney”), is the father of the Company's CEO and serves as a director of American Apparel Canada Wholesale Inc. and a director of American Apparel Canada Retail Inc. Day to day operations of these two Canadian subsidiaries are handled by management and other employees of these subsidiaries, none of whom performs any policy making functions for the Company. Management of American Apparel sets the policies for American Apparel and its subsidiaries as a whole. Mr. M. Charney does not perform any policy making functions for the Company or any of its subsidiaries. Instead, Mr. M. Charney only provides architectural consulting services primarily for stores located in Canada and, in limited cases, in the U.S. Mr. M. Charney was paid architectural consulting and director fees amounting to $260, $297 and $200 for the years ended December 31, 2012, 2011 and 2010, respectively.

Registration Rights
Pursuant to a registration rights agreement between the Company and Dov Charney, entered into in connection with the 2006 reverse merger between American Apparel, Inc. and Endeavor Acquisition Corp, Mr. Charney has both demand and piggyback registration rights relating to the shares of the Company's common stock that he received from that transaction.
Employment Agreement with the Company's CEO
In March 2012 the Company's Board of Directors approved a three-year employment agreement with Mr. Charney commencing on April 1, 2012 that will automatically extend for successive one-year periods unless earlier terminated by the Company. The agreement provides for, among other things, a minimum annual base compensation of $800 plus performance bonuses and the right to receive 7,500 shares of the Company's common stock, subject to performance hurdles and other terms, and conditions as described in the agreement. See Note 13.
Bonus to the Company's CEO
For the years ended December 31, 2012, 2011 and 2010, the Company recorded $1,003, $754 and $0 in CEO bonus in operating expenses in the consolidated statements of operations.

Note 13. Stockholders' Equity
Authorization of Common Stock
On June 21, 2011 the Company's stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Common Stock from 120,000 to 230,000.
Common Stock Warrants
Lion Warrants
As of December 31, 2012, Lion held warrants to purchase 21,606 shares of the Company's common stock, with an exercise price of $0.75 per share. These warrants expire on February 18, 2022.
The Lion Warrants, as amended, contain certain anti-dilution protections in favor of Lion providing for proportional adjustment of the warrant price and, under certain circumstances, the number of shares of the Company's common stock issuable upon exercise of the Lion Warrant, in connection with, among other things, stock dividends, subdivisions and combinations and the issuance of additional equity securities at less than fair market value, as well as providing for the issuance of additional warrants to Lion in the event of certain equity sales or debt for equity exchanges.
The fair value for the warrants at December 31, 2012 was estimated using the Binomial Lattice option valuation model. The fair value of the warrants at December 31, 2011 was estimated using the Monte Carlo simulation valuation model. The calculations as of December 31, 2012 assumed a contractual remaining term of 9.27 years, exercise price of $0.75, stock price of $1.01, interest rate of 1.63%, volatility of 73.87% and no dividends. As of December 31, 2012 and December 31, 2011, the fair value of the Lion Warrants was estimated to be $17,222 and $9,462, respectively, and in accordance with ASC 815-40 "Derivatives and Hedging - Contracts in Entity's Own Equity", was recorded as a liability in the accompanying consolidated balance sheets.
On March 13, 2012, in connection with the new credit agreement with Crystal Financial, LLC, the Company entered into an amendment to the Lion Credit Agreement (see Note 8), which required that the warrants issued to Lion be amended to, among other things, extend the term of the warrants to February 18, 2022 and add a provision pursuant to which, if American Apparel did not meet a certain quarterly EBITDA amount, the exercise price of the warrants would be reduced by $0.25 (a one-time adjustment for the first violation of such covenant; subsequent violations would not result in further adjustment). As of March 31, 2012, the Company did not meet the EBITDA requirement, and, as a result, the exercise price of the existing Lion warrants was reduced by $0.25 to $0.75 per share.

SOF Warrants
As of December 31, 2012, SOF Investments, L.P. ("SOF") held warrants to purchase 1,000 shares of the Company's common stock, with an exercise price of $2.148 per share, subject to adjustment under certain circumstances. These warrants expire on December 19, 2013.
On March 31, 2012, as a result of the change in exercise price for the Lion Warrants discussed above, the exercise price of the SOF warrants were changed to $2.148 per share.
The fair value for the warrants at December 31, 2012 and December 31, 2011 was estimated using the Binomial Lattice option valuation model. The calculations as of December 31, 2012 assumed a contractual remaining term of 1.0 year, exercise price of $2.148, stock price of $1.01, interest rate of 0.16%, volatility of 50.82% and no dividends. As of December 31, 2012 and December 31, 2011, the fair value of the warrants were estimated to be $19 and $171, respectively, and in accordance with ASC 815-40, was recorded as a liability in the accompanying consolidated balance sheets.
The following table summarizes common stock warrants issued, forfeited, expired and outstanding (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)
Outstanding - January 1, 2010	17,000	$2.05	6.1
Issued	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding - December 31, 2010	17,000	2.05	5.1
Issued (1)	41,366	1.14
Forfeited (2)	(35,760)	1.63	—
Expired	—	—	—
Outstanding - December 31, 2011	22,606	1.05	6.0
Issued (2)	44,212	0.90
Forfeited (2)	(44,212)	1.03	—
Expired	—	—	—
Outstanding - December 31, 2012	22,606	$0.81	8.8

Fair value - December 31, 2012	$17,241
(1) Issued shares at December 31, 2011 include issuances and repriced shares.
(2) Represents repriced shares.

Common Stock and Purchase Rights
On April 26, 2011 and in connection with the February 18, 2011 amendment to the Lion Credit Agreement, the Company entered into a purchase and investment agreement with a group of investors ("Investors") and sold approximately 15,777 shares of common stock at a price of $0.90 per share and purchase rights to acquire additional shares of common stock for the aggregate net cash purchase price of approximately $12,417. The purchase rights gave the Investors the right to purchase up to approximately 27,443 additional shares of common stock at a price of $0.90 per share.
In connection with the purchase agreement with the Investors, the Company entered into a purchase agreement with Mr. Charney that, among other things, allowed Mr. Charney to purchase from the Company 778 shares of common stock at $0.90 per share, generating net proceeds of $700, and granted to Mr. Charney a right to purchase up to 1,556 additional shares of common stock on substantially the same terms as the purchase agreement with the Investors (the "Charney Purchase Rights").
The Investor Purchase Rights and Charney Purchase Rights (collectively, the "Purchase Rights") had a fair value of $15,605 at the date of the agreement. The Company recorded the Purchase Rights as a liability since they met the classification requirements for liability accounting in accordance with the ASC 815-40. The fair value was calculated using the Monte Carlo simulation pricing model, and assumed a stock price of $1.58, exercise price of $0.90, volatility of 99.08%, annual risk free rate of 0.11% and a term of 0.5 years. Net proceeds of $12,417 were allocated entirely to the Purchase Rights. The difference between the net proceeds received and the fair value of the purchase rights aggregating $3,188 were recorded in unrealized (gain) loss on change in fair value of warrants and purchase rights in the consolidated statements of operations.

In July 2011, the Investors exercised their purchase rights and acquired 8,407 shares of the Company's common stock for $0.90 per share, generating net proceeds of $6,593. The fair value of these exercised rights aggregated $2,857, which was reclassified in accordance with ASC 815-40 from a liability to stockholders' equity. As a result of the exercise of their purchase rights, the Investors have one remaining demand registration right with respect to their shares, subject to the terms and conditions of the relevant purchase agreement.
In October 2011, the remaining 19,036 Investor Purchase Rights and the 1,556 Charney Purchase Rights expired without being exercised.
The following table summarizes Purchase Rights issued, forfeited and expired (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)
Outstanding - January 1, 2011	—	$—	—
Issued	28,999	0.90	0.5
Forfeited	—	—	—
Exercised	(8,407)	0.90	—
Expired	(20,592)	—	—
Outstanding - December 31, 2011	—	$—	—
The Company's CEO Anti-Dilution Rights
As a condition to the Investors purchasing the shares and as a result of the July 2011 exercises of the Investor Purchase Rights, the Company provided Mr. Charney with certain anti-dilution rights (the ''Charney Anti-Dilution Rights"). The Charney Anti-Dilution Rights provided that Mr. Charney has a right to receive from the Company, subject to the satisfaction of certain average volume weighted closing price targets, and other terms and conditions set forth in the agreement, up to approximately 20,416 shares of the Company's common stock as anti-dilution protection.
On October 16, 2012, the Company and Mr. Charney entered into an amendment to the anti-dilution provisions contained in the Purchase Agreement with Mr. Charney dated as of April 27, 2011. Subject to receipt of any required stockholder approval under the rules of the NYSE MKT, the amendment extends by one year the measurement periods for Mr. Charney’s anti-dilution protection provisions and reduces the length of the corresponding stock price target periods from 60 days to 30 days. The fair value of these awards of $13,192 was determined under the Monte Carlo simulation pricing model. The calculation was based on the exercise price of $0, the stock price of $1.3, annual risk free rate of 0.45%, volatility of 90.46% and a term of 3.5 years.
As amended, each of the shares associated with the anti-dilution provision is issuable in three equal installments, one per each measurement period set forth below, subject to meeting the applicable average volume weighted closing price (“VWAP ”) for 30 consecutive trading days, calculated as set forth in the purchase agreement with Mr. Charney as follows: (i) for the measurement period from April 16, 2012 to and including April 15, 2014, if the VWAP of the common stock during a period of 30 consecutive trading days exceeds $3.25 per share; (ii) for the measurement period from but not including April 16, 2014 to and including April 15, 2015, if the VWAP of the common stock during a period of 30 consecutive trading days exceeds $4.25 per share; and (iii) for the measurement period from but not including April 16, 2015 to and including April 15, 2016, the VWAP of the common stock during a period of 30 consecutive trading days exceeds $5.25 per share.
The Company considered the shares to be awards with market conditions under ASC 718 "Stock Based Compensation," (“ASC 718”). The related service and amortization period for the shares occurs in three probability-weighted terms of 0.9, 1.8 and 2.7 years corresponding to the three measurement periods above. These awards expire after completion of each respective measurement period. See Note 14.
Sale of Treasury Stock to the Company's CEO
On November 26, 2010, the Board of Directors authorized the sale of 1,130 treasury shares of its common stock at approximately $1.48 per share, for a total cost of $1,650 to Mr. Charney.

Sale of Common Stock to the Company's CEO
On July 7, 2011, the Company sold 778 shares of the Company's common stock to Mr. Charney at $0.90 per share for total proceeds of $700.
On March 24, 2011, the Company sold to Mr. Charney 1,802 shares of common stock at a price of $1.11 per share in cash, for approximately $2,000.
Also on March 24, 2011, the three promissory notes issued by two subsidiaries of the Company to Mr. Charney, which as of March 24, 2011 had an aggregate outstanding balance of $4,688, including principal and accrued and unpaid interest (to but not including March 24, 2011), were canceled in exchange for an issuance by the Company to Mr. Charney of an aggregate of 4,223 shares of common stock at a price of $1.11 per share, with 50% of such shares being issued on March 24, 2011 and the remaining shares issuable to Mr. Charney only if prior to March 24, 2014, (1) the closing sale price of common stock exceeds $3.50 for 30 consecutive trading days or (2) there is a change of control of the Company.
Earnings Per Share
The Company presents earnings per share (“EPS”) utilizing a dual presentation of basic and diluted EPS. Basic EPS includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
At December 31, 2012, the calculations of net loss per share included the effect of 2,500 shares related to the CEO performance based-awards as the Company achieved the EBITDA targets and these shares were no longer contingently issuable. See Note 14.
The Company had common stock under various options, warrants and other agreements at December 31, 2012 and 2011. The weighted average effects of 53,478, 49,270 and 23,050 shares at December 31, 2012, 2011 and 2010, respectively, were excluded from the calculations of net loss per share for the years ended December 31, 2012 and 2011, because their impact would have been anti-dilutive.
A summary of the potential stock issuances under various options, warrants and other agreements that could have a dilutive effect on the shares outstanding as of December 31, 2012 and 2011 are as follows:

	2012	2011	2010
SOF Warrants	1,000	1,000	1,000
Lion Warrants	21,606	21,606	16,000
Shares issuable to Mr. Charney based on market conditions (1)	20,416	20,416	—
Contingent shares issuable to Mr. Charney based on market conditions (2)	2,112	2,112	—
Contingent shares issuable to Mr. Charney based on performance factors (3)	5,000	—	—
Employee options & restricted shares	3,344	4,136	6,050
	53,478	49,270	23,050

(1) Included Charney Anti-Dilution Rights pursuant to the April 26, 2011 Investor Purchase Agreement
(2) Pursuant to the March 24, 2011 conversion of debt to equity
(3) Pursuant to Mr. Charney's employment agreement commencing April 1, 2012

The table above does not include additional warrants that may be issuable to Lion pursuant to the anti-dilution provisions under the Lion Credit Agreement such as in the event anti-dilutive shares are issued to Mr. Charney pursuant to the Charney Anti-Dilution Rights.

Note 14. Share-Based Compensation
Plan Description - On June 21, 2011 the Company's Board of Directors and stockholders approved the American Apparel, Inc. 2011 Omnibus Stock Incentive Plan (the “2011 Plan”). The 2011 Plan authorizes the granting of a variety of incentive awards, the exercise or vesting of which would allow up to an aggregate of 10,000 shares of the Company's common stock to be acquired by the holders of such awards. In addition, the Board amended the 2007 Performance Equity Plan ("2007 Plan") to provide that as of the July 11, 2011 effective date of registration of the 2011 Plan shares, no new awards shall be made under the 2007 Plan, and any and all shares that would otherwise become available for issuance under the terms of the 2007 Plan by reason of the expiration, cancellation, forfeiture or termination of an outstanding award under such plan shall again be available for grant under the 2011 Plan as of the date of such expiration, cancellation, forfeiture or termination.

The purpose of the 2011 Plan is to provide an incentive to selected employees, directors, independent contractors, and consultants of the Company or its affiliates, and provides that the Company may grant options, stock appreciation rights, restricted stock, and other stock-based and cash-based awards. As of December 31, 2012, there were approximately 9,251 shares available for future grants under the 2011 Plan.
Restricted Share Awards - The following table summarizes shares of restricted stock that were granted, vested, forfeited and outstanding (shares in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Vesting Period (in years)
Non-vested - January 1, 2010	—	$—	—
Granted	6,533	$1.53
Vested	(1,263)	1.53
Forfeited	(220)	1.53
Non-vested - December 31, 2010	5,050	$1.53	3.9
Granted	1,006	0.88
Vested	(2,668)	1.38
Forfeited	(202)	1.53
Non-vested - December 31, 2011	3,186	$1.45	2.7
Granted	1,418	0.93
Vested	(1,783)	1.23
Forfeited	(177)	1.13
Non-vested - December 31, 2012	2,644	$1.33	1.3

Vesting of the restricted share awards to employees may be either immediately upon grant or over a period of four to five years of continued service by the employee in equal annual installments. Vesting is immediate in the case of members of the Board of Directors. Stock-based compensation is recognized over the vesting period based on the grant-date fair value.

Stock Option Awards - The following table summarizes stock options granted, forfeited, expired and outstanding (shares in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding - January 1, 2010	—	$—
Granted	1,000	1.75
Forfeited	—	—
Expired	—	—
Outstanding - December 31, 2010	1,000	$1.75	9.8
Granted	700	0.82
Forfeited	(750)	1.75
Expired	—	—
Outstanding - December 31, 2011	950	$1.06	9.5
Granted	—	—
Forfeited	—	—
Expired	(250)	1.75
Outstanding - December 31, 2012	700	$0.82	8.8
Vested (exercisable) - December 31, 2012	350	$0.82	8.8	$—
Non-vested (exercisable) - December 31, 2012	350	$0.82	8.8	$—

Stock-Based Compensation Expense - During the years ended December 31, 2012, 2011 and 2010, the Company recorded share-based compensation expense of $10,580, $6,814 and $3,719, respectively, related to its share based compensation awards that are expected to vest. No amounts have been capitalized. As of December 31, 2012, unrecorded compensation cost related to non-vested awards was $14,943 that is expected to be recognized through 2015.
CEO Anti-Dilution Rights - On October 16, 2012, the Company and Mr. Charney entered into an amendment to Mr. Charney's anti-dilution rights (see Note 13). As the amendment lengthened the requisite service period, the Company will recognize the unrecorded compensation cost from the original award of $2,738 over its remaining service period and recognize the incremental compensation cost as a result of the modification of $6,854 over the requisite service period of the modified award. During the year ended December 31, 2012 and 2011, the Company recorded share-based compensation expense (included in the above) associated with Mr. Charney's certain anti-dilution rights of $5,440 and $3,055, respectively. As of December 31, 2012, unrecorded compensation cost was $8,444, which is expected to be recognized through 2015.
CEO Performance-Based Award - Pursuant to an employment agreement with Mr. Charney commencing on April 1, 2012, the Company provided to the CEO rights to 7,500 shares of the Company's stock (see Note 12). The shares are issuable in three equal installments, one per each measurement period, only upon the achievement of certain EBITDA targets for each of fiscal 2012, 2013 and 2014. For the fiscal 2012 measurement period, the Company achieved the target EBITDA and as a result, subject to approval by the compensation committee of the Board of Directors, the Company will issue 2,500 shares to Mr. Charney on April 1, 2013.
The grant date fair value of the award is based on the share price of $0.75 and will be recognized over the related service and amortization period in three probability-weighted terms of 1.2, 2.1 and 3.1 years corresponding to the three measurement periods. During the year ended December 31, 2012, the Company recorded share-based compensation expense of $2,578. As of December 31, 2012, unrecorded compensation cost was $3,047, which is expected to be recognized through 2015.
Non-Employee Directors
On January 2, 2013, October 1, 2012, July 2, 2012 and April 1, 2012, the Company issued a quarterly stock grant to each non-employee director of approximately 9, 7, 11 and 12 shares of common stock, based upon the closing prices of $1.13, $1.53, $0.90 and $0.82 per share, respectively. Additionally, Messrs. Danzinger and Igelman each received an additional 23 shares for services performed during the second half of 2011. On January 19, 2010, the Company issued the annual stock grant to each non-employee director of approximately 22 shares of common stock, based upon the closing price of $3.45 per share. Messrs. Capps and Richardson, two former directors who were also representatives of Lion Capital, each agreed to forgo receipt of annual stock grant having an aggregate market value of $75 at the time of grant. For the year ended December 31, 2011, a $75 cash award was paid to five non-employee directors in lieu of the annual stock grant. The share-based compensation is reflected in operating expenses in the accompanying consolidated statements of operations.

Note 15. Commitments and Contingencies
Operating Leases
The Company conducts retail operations under operating leases, which expire at various dates through September 2022. The Company’s primary manufacturing facilities and executive offices are currently under a long-term lease which expires on July 31, 2019. Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or non-cancelable lease terms in excess of one year at December 31, 2012 are as follows:

Amount
2013	$71,150
2014	65,947
2015	52,901
2016	44,707
2017	37,130
Thereafter	62,483
Total	$334,318
Operating lease rent expense (including some real estate taxes and maintenance costs) and leases on a month to month basis were approximately $77,390, $78,138, and $86,708, for the years ended December 31, 2012, 2011, and 2010, respectively. The Company did not incur any significant contingent rent during the same periods. Rent expense is allocated to cost of sales (for production-related activities) and selling expenses (primarily for retail stores) in the accompanying consolidated statements of operations.
Sales Tax
The Company sells its products through its wholesale business, retail stores and the internet. The Company operates these channels separately and accounts for sales and use tax accordingly. The Company is periodically audited by state taxing authorities and it is possible they may disagree with the Company’s method of assessing and remitting these taxes. The Company believes that it properly assesses and remits all applicable state sales taxes in the applicable jurisdictions and has accrued approximately $289 at both December 31, 2012 and 2011 for state sales tax contingencies.
Customs and duties
The Company is being audited by German customs authorities for the years ended December 31, 2009 through December 31, 2011. In connection with the audit, the German customs has issued retroactive assessments on the Company's imports totaling $4,802 at the December 31, 2012 exchange rates (assessment was issued in Euros). The size of the retroactive assessments are largely due to member countries of the European Union (“E.U.”) limited right to impose retaliatory duties on certain imports of U.S. origin goods into the E.U., based upon the World Trade Organization's (“WTO”) Dispute Settlement procedures and the related WTO arbitrator rulings brought into place as a result of EU complaint against the U.S. "Continued Dumping and Subsidy Offset Act of 2000" (the "CDSOA") usually referred to as "the Byrd Amendment". Consequently, the German customs are attempting to impose a substantially higher tariff rate than the original rate that the Company had paid on the imports, approximately doubling the amount of the tariff that the Company would have to pay.
The Company believes that it has valid arguments to challenge the merit of the German customs assessment and has filed litigation in German courts to contest such assessment. However, as the case is still in its preliminary stages, the Company is unable to reasonably estimate the financial outcome of the matter at this time as it cannot predict whether the outcome will be favorable or unfavorable to the Company, or if the Company will be required to advance material amounts during the pendancy of the litigation, and accordingly has not recorded a provision for this matter. No assurance can be made that this matter will not result in a material financial exposure in connection with the audit, which could have a material effect on the Company's financial condition, results of operations or cash flows.
Advertising
At December 31, 2012 and 2011, the Company had approximately $4,456 and $4,378, respectively, in open advertising commitments, which primarily relate to print advertisements in various newspapers, magazines, as well as outdoor advertising and other advertisements. The majority of these commitments are expected to be paid during the remainder of 2013 and 2012, respectively.

Note 16. Workers’ Compensation and Other Self-Insurance Reserves
The Company uses a combination of third-party insurance and/or self-insurance for a number of risks including workers’ compensation, medical benefits provided to employees, and general liability claims. General liability costs relate primarily to litigation that arises from store operations. Self-insurance reserves include estimates of both filed claims carried at their expected ultimate settlement value and claims incurred but not yet reported. The Company’s estimated claim amounts are discounted using a rate of 0.62% with a duration that approximates the duration of the Company’s self-insurance reserve portfolio. As of December 31, 2012 the undiscounted liability amount was $14,727. The Company’s liability reflected on the accompanying consolidated balance sheets represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. In estimating this liability, the Company utilizes loss development factors based on Company-specific data to project the future development of incurred losses. Loss estimates are adjusted based upon actual claim settlements and reported claims. These projections are subject to a high degree of variability based upon future inflation rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns. Although the Company does not expect the amounts ultimately paid to differ significantly from its estimates, self-insurance reserves could be affected if future claim experience differs significantly from the historical trends and the assumptions applied.
The workers’ compensation liability is based on estimate of losses for claims incurred, but not paid at the end of the period. Funding is made directly to the providers and/or claimants by the insurance company. To guarantee performance under the workers' compensation program, as of December 31, 2012 and 2011, the Company had issued standby letters of credit in the amounts of $1,100 and $5,492, respectively, with insurance companies being the beneficiaries, through a bank, and cash deposits of $14,624 and $7,022, respectively, in favor of insurance company beneficiaries. At December 31, 2012, the Company recorded a total reserve of $14,472, of which $3,778 is included in accrued expenses and $10,694 is included in other long-term liabilities on the accompanying consolidated balance sheets. At December 31, 2011, the Company recorded a total reserve of $14,189, of which, $3,598 is included in accrued expenses and $10,591 is included in other long-term liabilities on the accompanying consolidated balance sheets. These reserves for potential losses on existing claims are believed to be for potential losses which are probable and reasonably estimable.
In addition to the above workers' compensation liabilities, at December 31, 2012 and 2011, the Company also recorded an accrual of $150 and $646, respectively for the estimated liability associated with the ICE inspection.
The Company self-insures its health insurance benefit obligations while the claims are administered through a third party administrator. The medical benefit liability is based on estimated losses for claims incurred, but not paid at the end of the period. Funding is made directly to the providers and/or claimants by the insurance company. At December 31, 2012 and 2011, the Company’s total reserve of $1,510 and $1,720 was included in accrued expenses in the accompanying consolidated balance sheets.

Note 17. Business Segment and Geographic Area Information
The Company reports the following four operating segments: U.S. Wholesale, U.S. Retail, Canada, and International. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated. U.S. Wholesale segment consists of the Company's wholesale operations of sales of undecorated apparel products to distributors and third party screen printers in the United States, as well as the Company's online consumer sales to U.S. customers. U.S. Retail segment consists of the Company's retail operations in the United States, which comprised 140 retail stores operating in the United States as of December 31, 2012. Canada segment includes retail, wholesale and online consumer operations in Canada. As of December 31, 2012, the retail operations in the Canada segment comprised 35 retail stores. The International segment includes retail, wholesale and online consumer operations outside of the United States and Canada. As of December 31, 2012, the retail operations in the International segment comprised 76 retail stores operating in 18 countries outside of the United States and Canada. All of the Company's retail stores sell the Company's apparel products directly to consumers.
The Company's management evaluates performance based on a number of factors; however, the primary measures of performance are net sales and income or loss from operations of each business segment, as these are the key performance indicators reviewed by management. Operating income or loss for each segment does not include unallocated corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, information technology, accounting, executive compensation and various other corporate level expenses.

The following table represents key financial information of the Company’s reportable segments before unallocated corporate expenses:

	For the Year Ended December 31, 2012
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$149,611	$—	$13,006	$10,278	$172,895
Retail net sales	—	198,886	48,499	141,738	389,123
Online consumer net sales	33,167	—	2,164	19,961	55,292
Total net sales to external customers	182,778	198,886	63,669	171,977	617,310
Gross profit	51,723	130,498	37,500	107,662	327,383
Income (loss) from segment operations	26,634	4,197	(57)	11,929	42,703
Depreciation and amortization	6,322	10,909	1,543	4,215	22,989
Capital expenditures	9,791	6,626	1,607	3,583	21,607
Retail store impairment	—	243	130	1,274	1,647
Deferred rent expense (benefit)	523	(706)	(197)	(515)	(895)

	For the Year Ended December 31, 2011
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$132,135	$—	$11,492	$10,406	$154,033
Retail net sales	—	174,837	48,527	126,868	350,232
Online consumer net sales	24,319	—	1,846	16,906	43,071
Total net sales to external customers	156,454	174,837	61,865	154,180	547,336
Gross profit	42,599	117,228	35,799	99,274	294,900
Income (loss) from segment operations	22,406	(4,659)	(3,695)	8,434	22,486
Depreciation and amortization	7,757	10,492	1,567	5,164	24,980
Capital expenditures	3,638	4,889	407	2,136	11,070
Retail store impairment	—	558	808	2,901	4,267
Deferred rent expense (benefit)	257	(1,662)	(121)	(443)	(1,969)

	For the Year Ended December 31, 2010
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$127,749	$—	$11,915	$11,474	$151,138
Retail net sales	—	177,610	51,969	116,800	346,379
Online consumer net sales	21,248	—	1,754	12,470	35,472
Total net sales to external customers	148,997	177,610	65,638	140,744	532,989
Gross profit	32,007	117,496	43,309	87,097	279,909
Income (loss) from segment operations	11,200	(18,455)	5,051	(5,064)	(7,268)
Depreciation and amortization	9,282	10,484	2,170	6,194	28,130
Capital expenditures	4,696	7,584	1,456	1,965	15,701
Retail store impairment	—	4,366	1,348	2,883	8,597
Deferred rent expense (benefit)	431	1,437	(152)	1,247	2,963

Reconciliation of reportable segments consolidated income (loss) from operations for the years ended December 31, 2012, 2011 and 2010 to the consolidated loss before income taxes is as follows:

	2012	2011	2010
Income (loss) from operations of reportable segments	$42,703	$22,486	$(7,268)
Unallocated corporate expenses	(41,741)	(45,779)	(42,785)
Interest expense	41,559	33,167	23,752
Foreign currency transaction loss (gain)	120	1,679	(686)
Unrealized loss (gain) on change in fair value of warrant and purchase rights	4,126	(23,467)	993
(Gain) loss on extinguishment of debt	(11,588)	3,114	—
Other expense (income)	204	(193)	39
Consolidated loss before income taxes	$(33,459)	$(37,593)	$(74,151)
Net sales by each reportable segment’s class of customer and geographic location of customer for the years ended December 31, 2012, 2011, and 2010 consist of the following:

	Years Ended December 31,
	2012	2011	2010

Net sales by geographic location of customer:
United States	$381,664	$331,290	$326,607
Canada	63,669	61,866	65,638
Europe (excluding United Kingdom)	66,861	68,130	68,958
United Kingdom	47,694	40,039	32,535
South Korea	10,732	9,749	9,547
China	5,317	3,857	2,609
Japan	20,336	14,176	10,716
Australia	14,035	11,557	9,474
Other foreign countries	7,002	6,672	6,905
Total consolidated net sales	$617,310	$547,336	$532,989

Long-lived assets—property and equipment, net by geographic location, is summarized as follows as of December 31,:

	2012	2011
United States	$50,551	$49,906
Canada	5,079	5,041
Europe (excluding the United Kingdom)	3,987	4,134
United Kingdom	4,500	5,091
South Korea	433	308
China	358	110
Japan	1,097	1,141
Australia	1,057	1,146
Other foreign countries	716	561
Total consolidated long-lived assets	$67,778	$67,438

Identifiable assets by reportable segment:
U.S. Wholesale	$153,856	$141,732
U.S. Retail	76,709	84,840
Canada	28,586	30,129
International	69,061	68,020
Total	$328,212	$324,721

Foreign subsidiaries accounted for the following percentages of total assets and total liabilities as of December 31,:

	2012	2011
Total assets	29.8%	30.2%
Total liabilities	10.9%	11.2%

Note 18. Litigation

The Company is subject to various claims and contingencies in the ordinary course of business, including those related to litigation, business transactions, employee-related matters and taxes, and others. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. In addition to the estimated loss, the recorded liability includes probable and estimable legal costs associated with the claim or potential claim. There is no assurance that such matters will not materially and adversely affect the Company's business, financial position, and results of operations or cash flows.
Individual Actions
On February 7, 2006, Sylvia Hsu, a former employee of American Apparel, filed a Charge of Discrimination with the Los Angeles District Office of the Equal Employment Opportunity Commission (“EEOC”) (Hsu v. American Apparel: Charge No. 480- 2006-00418), alleging that she was subjected to sexual harassment by a co-worker and constructively discharged as a result of the sexual harassment and a hostile working environment. On March 9, 2007, the EEOC expanded the scope of its investigation to other employees of American Apparel who may have been sexually harassed. On August 9, 2010, the EEOC issued a written determination finding that reasonable cause exists to believe the Company discriminated against Ms. Hsu and women, as a class, on the basis of their female gender, by subjecting them to sexual harassment. No finding was made on the issue of Ms. Hsu's alleged constructive discharge. In its August 19, 2010 written determination, the EEOC has invited the parties to engage in informal conciliation. If the parties are unable to reach a settlement which is acceptable to the EEOC, the EEOC will advise the parties of the court enforcement alternatives available to Ms. Hsu, aggrieved persons, and the EEOC. The Company has not recorded a provision for this matter and is working cooperatively with the EEOC to resolve the claim in a manner acceptable to all parties. The Company does not believe at this time that any settlement will involve a payment of damages in an amount that would be material to and adversely affect the Company's business, financial position, and results of operations or cash flows.
On November 5, 2009, Guillermo Ruiz, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of all current and former non-exempt California employees (Guillermo Ruiz, on behalf of himself and all others similarly situated v. American Apparel, Inc., Case Number BC425487) in the Superior Court of the State of California for the County of Los Angeles, alleging the Company failed to pay certain wages due for hours worked, to provide meal and rest periods or compensation in lieu thereof and to pay wages due upon termination to certain of the Company's employees. The complaint further alleges that the Company failed to comply with certain itemized employee wage statement provisions and violations of unfair competition law.  The plaintiff is seeking compensatory damages and economic and/or special damages in an unspecified amount, premium pay, wages and penalties, injunctive relief and restitution, and reimbursement for attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
On June 21, 2010, Antonio Partida, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of current and former non-exempt California employees (Antonio Partida, on behalf of himself and all others similarly situated v. American Apparel (USA), LLC, Case No. 30-2010-00382719-CU-OE-CXC) in the Superior Court of the State of California for the County of Orange, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation. The complaint further alleges that the Company failed to timely pay wages, unlawfully deducted wages and failed to comply with certain itemized employee wage statement provisions and violations of unfair competition law. The plaintiff is seeking compensatory damages and economic and/or special damages in an unspecified amount, premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
On or about December 2, 2010, Emilie Truong, a former employee of American Apparel, filed suit against the Company on behalf of putative classes of current and former non-exempt California employees (Emilie Truong, individually and on behalf of all others similarly situated v. American Apparel, Inc. and American Apparel LLC, Case No. BC450505) in the Superior Court of the State of California for the County of Los Angeles, alleging the Company failed to timely provide final paychecks upon separation.  Plaintiff is seeking unspecified premium wages, attorneys' fees and costs, disgorgement of profits, and an injunction against the alleged unlawful practices. This matter is now proceeding in arbitration.

On or about February 9, 2011, Jessica Heupel, a former retail employee filed suit on behalf of putative classes of current and former non-exempt California employees (Jessica Heupel, individually and on behalf of all others similarly situated v. American Apparel Retail, Inc., Case No. 37-2011-00085578-CU-OE-CTL) in the Superior Court of the State of California for the County of San Diego, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation.  The plaintiff is seeking monetary damages as follows: (1) for alleged meal and rest period violations; (2) for alleged failure to timely pay final wages, as well as for punitive damages for the same; and (3) unspecified damages for unpaid minimum wage and overtime.  In addition, Plaintiff seeks premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration. On or about September 9, 2011, Anthony Heupel, a former retail employee initiated arbitration proceedings on behalf of putative classes of current and former non-exempt California employees, alleging the Company failed to pay certain wages for hours worked, to provide meal and rest periods or compensation in lieu thereof, and to pay wages due upon separation.  The plaintiff is seeking monetary damages in an amount in excess of $3,600, as follows: (1) for alleged meal and rest period violations; (2) for alleged failure to timely pay final wages, as well as for punitive damages for the same; and (3) unspecified damages for unpaid minimum wage and overtime.  In addition, Plaintiff seeks premium pay, wages and penalties, injunctive relief and restitution, and reimbursement of attorneys' fees, interest and the costs of the suit. This matter is now proceeding in arbitration.
The Company does not have insurance coverage for the above matters. The Company has accrued an estimate for the loss contingency for each of the above matters (excluding the Hsu case as noted above) in the Company's accompanying consolidated balance sheet as of December 31, 2012. The Company may have an exposure to loss in excess of the amounts accrued, however, an estimate of such potential loss cannot be made at this time. Moreover, no assurance can be made that these matters either individually or together with the potential for similar suits and reputational harm, will not result in a material financial exposure, larger than the Company's estimate, which could have a material adverse effect upon the Company's financial condition and results of operations.
Additionally, the Company is currently engaged in other employment-related claims and other matters incidental to the Company's business.  The Company believes that all such claims against the Company are without merit or not material, and the Company intends to vigorously dispute the validity of the plaintiffs' claims. While the ultimate resolution of such claims cannot be determined, based on information at this time, the Company believes, but the Company cannot provide assurance that, the amount, and ultimate liability, if any, with respect to these actions will not materially affect the Company's business, financial position, results of operations, or cash flows. Should any of these matters be decided against the Company, the Company could not only incur liability but also experience an increase in similar suits and suffer reputational harm.
Derivative Matters
Two shareholder derivative lawsuits (Case No. CV106576 GAF (JCx) and Case No. CV107518 RSWL (FFMx)) were filed in the United States District Court for the Central District of California which were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. CV106576 (the “Federal Derivative Action”).  Plaintiffs in the Federal Derivative Action allege a cause of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection; and (iii) the Company's alleged failure to implement controls sufficient to prevent a sexually hostile and discriminatory work environment.  The Company does not maintain any direct exposure to loss in connection with these shareholder derivative lawsuits. The Company's status as a “Nominal Defendant” in the actions reflects the fact that the lawsuits are maintained by the named plaintiffs on behalf of American Apparel and that plaintiffs seek damages on the Company's behalf. The Company filed a motion to dismiss the Federal Derivative Action which was granted with leave to amend on July 31, 2012. Plaintiffs did not amend the complaint and subsequently filed a motion to dismiss each of their claims, with prejudice, for the stated purpose of taking an immediate appeal of the Court's July 31, 2012 order. On October 16, 2012, the Court granted the Plaintiffs' motion to dismiss and entered judgment accordingly. On November 12, 2012, Plaintiffs filed a Notice of Appeal to the Ninth Circuit Court of Appeals where the case is currently pending.
Four shareholder derivative lawsuits (Case No. BC 443763, Case No. BC 443902, Case No. BC 445094, and Case No. BC 447890) were filed in fall of 2010 in the Superior Court of the State of California for the County of Los Angeles which were subsequently consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Derivative Litigation, Lead Case No. BC 443763 (the "State Derivative Action").
Three of the matters comprising the State Derivative Action allege causes of action for breach of fiduciary duty arising out of (i) the Company's alleged failure to maintain adequate accounting and internal control policies and procedures; and (ii) the Company's alleged violation of state and federal immigration laws in connection with the previously disclosed termination of over 1,500 employees following an Immigration and Customs Enforcement inspection.  The fourth matter alleges seven causes of action for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets also arising out of the same allegations.  On April 12, 2011, the Court issued an order granting a stay (which currently remains in place) of the State Derivative Action on the grounds that the case is duplicative of the Federal Derivative Action, as well as the Federal Securities Action currently pending in the United States District Court for the Central District of California (see below).
Both the Federal Derivative Action and State Derivative Actions are covered under the Company's Directors and Officers Liability insurance policy, subject to a deductible and a reservation of rights.
Other Proceedings
Four putative class action lawsuits, (Case No. CV106352 MMM (RCx), Case No. CV106513 MMM (RCx), Case No. CV106516 MMM (RCx), and Case No. CV106680 GW (JCGx)) were filed in the United States District Court for the Central District of California in the Fall of 2010 against American Apparel and certain of the Company's officers and executives on behalf of American Apparel shareholders who purchased the Company's common stock between December 19, 2006 and August 17, 2010. On December 3, 2010, the four lawsuits were consolidated for all purposes into a case entitled In re American Apparel, Inc. Shareholder Litigation, Lead Case No. CV106352 MMM (JCGx) (the “Federal Securities Action”). The lead plaintiff alleges two causes of action for violations of Section 10(b) and 20(a) of the 1934 Act, and Rule 10b-5 promulgated under Section 10(b), arising out of alleged misrepresentations contained in the Company's press releases, public filings with the SEC, and other public statements relating to (i) the adequacy of the Company's internal and financial control policies and procedures; (ii) the Company's employment practices; and (iii) the effect that the dismissal of over 1,500 employees following an Immigration and Customs Enforcement inspection would have on the Company. Plaintiff seeks damages in an unspecified amount, reasonable attorneys' fees and costs, and equitable relief as the Court may deem proper.  The Company filed two motions to dismiss the Federal Securities Action which the court granted with leave to amend. Plaintiffs filed a Second Amended Complaint on February 15, 2013 to which the Company must respond by April 1, 2013. The Federal Securities Action is covered under the Company's Directors and Officers Liability insurance policy, subject to a deductible and a reservation of rights.
Should any of the above matters (i.e., the Federal Derivative Action, the State Derivative Action, or the Federal Securities Action) be decided against the Company in an amount that exceeds the Company's insurance coverage, or if liability is imposed on grounds which fall outside the scope of the Company's insurance coverage, the Company could not only incur a substantial liability, but also experience an increase in similar suits and suffer reputational harm.  The Company is unable to predict the financial outcome of these matters at this time, and any views formed as to the viability of these claims or the financial exposure which could result may change from time to time as the matters proceed through their course. However, no assurance can be made that these matters, either individually or together with the potential for similar suits and reputational harm, will not result in a material financial exposure, which could have a material adverse effect upon the Company's financial condition and results of operations.

The Company has previously disclosed an arbitration filed by the Company on February 17, 2011, related to cases filed in the Supreme Court of New York, County of Kings (Case No. 5018-1) and Superior Court of the State of California for the County of Los Angeles (Case Nos. BC457920 and BC460331) against American Apparel, Dov Charney and certain members of the Board of Directors asserting claims of sexual harassment, assault and battery, impersonation through the internet, defamation and other related claims.  The Company recently settled one of these cases with no monetary liability to the Company.  The Company recently prevailed on the sexual harassment claims in another of these cases.  While the ultimate resolution of the remaining claims cannot be determined, in light of the favorable ruling in one of these cases, the amount of settlement in the other of these cases, and based on information available at this time regarding the remaining cases, the Company believes, but the Company cannot provide assurances that, the amount and ultimate liability, if any, with respect to these remaining actions will not materially affect the Company's business, financial position, results of operations, or cash flows.

Note 19. Condensed Consolidating Financial Information

On April 4, 2013, American Apparel Inc. ("Parent") issued $206,000 aggregate principal amount of its 13% Senior Secured Notes due 2020 (the "Notes") with a maturity date of April 15, 2020. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Company's existing and future 100% owned direct and indirect domestic subsidiaries, subject to certain customary automatic release provisions, including release of the subsidiary guarantor's guarantee upon the sale of all of such guarantor's equity interest or all or substantially all of its assets, designation of such guarantor as an unrestricted or immaterial subsidiary for purposes of the indenture and satisfaction of the defeasance or discharge provisions of the indenture. The following presents the condensed consolidating balance sheets as of December 31, 2012 and December 31,

2011, the condensed consolidating statements of operations for the years ended December 31, 2012, 2011 and 2010 and the condensed consolidating statements of cash flows for the years ended December 31, 2012, 2011 and 2010 of the Parent, the Company's material guarantor subsidiaries and the non-guarantor subsidiaries, and the elimination entries necessary to present the Company's financial statements on a consolidated basis. This condensed consolidating financial information should be read in conjunction with the accompanying consolidated financial statements of the Company.

Condensed Consolidating Balance Sheets
December 31, 2012
(Amounts in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$—	$3,796	$9,057	$—	$12,853
Trade accounts receivable, net	—	15,697	7,265	—	22,962
Intercompany accounts receivable, net	200,529	(172,170)	(28,359)	—	—
Inventories, net	—	125,988	49,493	(1,252)	174,229
Other current assets	438	8,200	5,708	—	14,346
Total current assets	200,967	(18,489)	43,164	(1,252)	224,390
PROPERTY AND EQUIPMENT, net	—	50,551	17,227	—	67,778
INVESTMENTS IN SUBSIDIARIES	(50,773)	20,118	—	30,655	—
OTHER ASSETS, net	204	25,607	10,233	—	36,044
TOTAL ASSETS	$150,398	$77,787	$70,624	$29,403	$328,212
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Revolving credit facilities and current portion of long-term debt	$—	$56,156	$4,400	$—	$60,556
Accounts payable	—	34,120	4,040	—	38,160
Accrued expenses and other current liabilities	1,679	24,137	15,700	—	41,516
Fair value of warrant liability	17,241	—	—	—	17,241
Other current liabilities	(286)	1,778	2,644	—	4,136
Total current liabilities	18,634	116,191	26,784	—	161,609
LONG-TERM DEBT, net	109,680	6	326	—	110,012
OTHER LONG-TERM LIABILITIES	—	28,230	6,277	—	34,507
TOTAL LIABILITIES	128,314	144,427	33,387	—	306,128
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	11	100	492	(592)	11
Additional paid-in capital	177,081	6,726	7,223	(13,949)	177,081
Accumulated other comprehensive (loss) income	(2,725)	(381)	736	(355)	(2,725)
(Accumulated deficit) retained earnings	(150,126)	(73,085)	28,786	44,299	(150,126)
Less: Treasury stock	(2,157)	—	—	—	(2,157)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	22,084	(66,640)	37,237	29,403	22,084
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$150,398	$77,787	$70,624	$29,403	$328,212

Condensed Consolidating Balance Sheets
December 31, 2011
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$—	$290	$10,003	$—	$10,293
Trade accounts receivable, net	—	15,849	5,090	—	20,939
Intercompany accounts receivable, net	191,446	(156,196)	(35,250)	—	—
Inventories, net	—	139,395	47,438	(1,069)	185,764
Other current assets	724	3,395	9,615	—	13,734
Total current assets	192,170	2,733	36,896	(1,069)	230,730
PROPERTY AND EQUIPMENT, net	—	49,906	17,532	—	67,438
INVESTMENTS IN SUBSIDIARIES	(38,537)	18,113	—	20,424	—
OTHER ASSETS, net	897	14,535	11,121	—	26,553
TOTAL ASSETS	$154,530	$85,287	$65,549	$19,355	$324,721
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Revolving credit facilities and current portion of long-term debt	$—	$48,367	$2,008	$—	$50,375
Accounts payable	—	30,524	3,396	—	33,920
Accrued expenses and other current liabilities	7	26,852	16,866	—	43,725
Fair value of warrant liability	9,633	—	—	—	9,633
Other current liabilities	—	2,867	2,830	—	5,697
Total current liabilities	9,640	108,610	25,100	—	143,350
LONG-TERM DEBT, net	96,760	50	332	—	97,142
OTHER LONG-TERM LIABILITIES	—	28,203	7,896	—	36,099
TOTAL LIABILITIES	106,400	136,863	33,328	—	276,591
STOCKHOLDERS' EQUITY
Common stock	11	100	492	(592)	11
Additional paid-in capital	166,486	6,726	6,906	(13,632)	166,486
Accumulated other comprehensive loss	(3,356)	(544)	239	305	(3,356)
(Accumulated deficit) retained earnings	(112,854)	(57,858)	24,584	33,274	(112,854)
Less: Treasury stock	(2,157)	—	—	—	(2,157)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	48,130	(51,576)	32,221	19,355	48,130
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$154,530	$85,287	$65,549	$19,355	$324,721

Condensed Consolidating Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2012
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net sales	$—	$449,658	$235,645	$(67,993)	$617,310
Cost of sales	—	270,704	87,063	(67,840)	289,927
Gross profit	—	178,954	148,582	(153)	327,383
Selling expenses	—	126,481	100,966	—	227,447
General and administrative expenses	1,276	59,218	36,720	113	97,327
Retail store impairment	—	243	1,404	—	1,647
(Loss) income from operations	(1,276)	(6,988)	9,492	(266)	962
Interest expense and other expense	23,975	9,629	817	—	34,421
Equity in loss (earnings) of subsidiaries	12,021	(2,316)	—	(9,705)	—
(Loss) income before income taxes	(37,272)	(14,301)	8,675	9,439	(33,459)
Income tax provision	—	133	3,680	—	3,813
Net (loss) income	$(37,272)	$(14,434)	$4,995	$9,439	$(37,272)
Other comprehensive loss, net of tax	631	164	498	(662)	631
Comprehensive loss	$(36,641)	$(14,270)	$5,493	$8,777	$(36,641)

Condensed Consolidating Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2011
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net sales	$—	$394,129	$216,046	$(62,839)	$547,336
Cost of sales	—	233,983	83,217	(64,764)	252,436
Gross profit	—	160,146	132,829	1,925	294,900
Selling expenses	—	115,187	94,654	—	209,841
General and administrative expenses	2,668	69,448	31,969	—	104,085
Retail store impairment	—	558	3,709	—	4,267
(Loss) income from operations	(2,668)	(25,047)	2,497	1,925	(23,293)
Interest expense and other expense	7,202	4,896	2,214	(12)	14,300
Equity in loss of subsidiaries	29,444	450	—	(29,894)	—
(Loss) income before income taxes	(39,314)	(30,393)	283	31,831	(37,593)
Income tax provisions	—	228	1,493	—	1,721
Net loss	$(39,314)	$(30,621)	$(1,210)	$31,831	$(39,314)
Other comprehensive loss, net of tax	(188)	214	(53)	(161)	(188)
Comprehensive loss	$(39,502)	$(30,407)	$(1,263)	$31,670	$(39,502)

Condensed Consolidating Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2010
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net sales	$—	$385,758	$206,382	$(59,151)	$532,989
Cost of sales	—	246,766	77,498	(71,184)	253,080
Gross profit	—	138,992	128,884	12,033	279,909
Selling expenses	—	124,491	93,707	—	218,198
General and administrative expenses	1,305	69,380	27,958	4,524	103,167
Retail store impairment	—	4,367	4,230	—	8,597
(Loss) income from operations	(1,305)	(59,246)	2,989	7,509	(50,053)
Interest expense and other expense	21,098	2,701	299	—	24,098
Equity in loss of subsidiaries	63,912	1,447	—	(65,359)	—
(Loss) income before income taxes	(86,315)	(63,394)	2,690	72,868	(74,151)
Income tax provisions	—	9,563	2,601	—	12,164
Net (loss) income	$(86,315)	$(72,957)	$89	$72,868	$(86,315)
Other comprehensive loss, net of tax	(1,085)	(204)	260	(56)	(1,085)
Comprehensive (loss) income	$(87,400)	$(73,161)	$349	$72,812	$(87,400)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2012
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(584)	$13,922	$10,251	$—	$23,589
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(16,418)	(5,189)	—	(21,607)
Proceeds from sale of fixed assets	—	414	60	—	474
Restricted cash	—	(3,265)	(455)	—	(3,720)
Net cash used in investing activities	—	(19,269)	(5,584)	—	(24,853)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—	(1,921)	—	—	(1,921)
Repayments of expired revolving credit facilities, net	—	(48,324)	—	—	(48,324)
Borrowing under current revolving credit facilities, net	—	26,113	2,338	—	28,451
Borrowings (repayments) of term loans and notes payable, net	—	30,000	(13)	—	29,987
Payment of debt issuance costs	(231)	(4,995)	—	—	(5,226)
Payment of statutory payroll tax withholding on stock-based compensation associated with issuance of common stock	(393)	—	—	—	(393)
Proceeds from equipment lease financing	—	4,533	—	—	4,533
Repayments of capital lease obligations	—	(2,979)	86	—	(2,893)
Advances to/from affiliates	1,208	6,426	(7,634)	—	—
Net cash provided by (used in) financing activities	584	8,853	(5,223)	—	4,214
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	—	—	(390)	—	(390)
NET INCREASE (DECREASE) IN CASH	—	3,506	(946)	—	2,560
CASH, beginning of period	—	290	10,003	—	10,293
CASH, end of period	$—	$3,796	$9,057	$—	$12,853

NON-CASH INVESTING ACTIVITIES
Property and equipment acquired and included in accounts payable	$—	$3,160	$618	$—	$3,778

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2011
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(3,949)	$(8,233)	$14,487	$—	$2,305
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(8,527)	(2,543)	—	(11,070)
Proceeds from sale of fixed assets	—	249	62	—	311
Restricted cash	—	—	—	—	—
Net cash used in investing activities	—	(8,278)	(2,481)	—	(10,759)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—	(1,407)	—	—	(1,407)
Repayments of expired revolving credit facilities, net	—	(5,089)	(1,785)	—	(6,874)
Borrowings of term loans and notes payable	—	—	(13)	—	(13)
Payment of debt issuance costs	(903)	(978)	—	—	(1,881)
Net proceeds from issuance of common stock and purchase rights	21,710	—	—	—	21,710
Payment of statutory payroll tax withholding on stock-based compensation associated with issuance of common stock	(759)	—	—	—	(759)
Proceeds from equipment lease financing	—	3,100	—	—	3,100
Repayments of capital lease obligations	—	(1,314)	20	—	(1,294)
Advances to/from affiliates	(16,099)	21,871	(5,772)	—	—
Net cash provided by (used in) financing activities	3,949	16,183	(7,550)	—	12,582
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	—	—	(1,491)	—	(1,491)
NET INCREASE (DECREASE) IN CASH	—	(328)	2,965	—	2,637
CASH, beginning of period	—	618	7,038	—	7,656
CASH, end of period	—	290	10,003	—	$10,293

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired and included in accounts payable	—	1,255	68	—	$1,323
Reclassification of Lion Warrant from equity to debt	11,339	—	—	—	11,339
Conversion of debt to equity	4,688	—	—	—	4,688
Issuance of warrants and purchase rights at fair value	6,387	—	—	—	6,387
Exercise of purchase rights	2,857	—	—	—	2,857

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2010
(Amounts in thousands)
(Unaudited)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(2,990)	$(36,201)	$6,821	$—	$(32,370)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(12,280)	(3,421)	—	(15,701)
Proceeds from sale of fixed assets	—	—	39	—	39
Restricted cash	—	—	—	—	—
Net cash used in investing activities	—	(12,280)	(3,382)	—	(15,662)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—	(299)	(105)	—	(404)
Repayments of expired revolving credit facilities, net	—	47,164	3,688	—	50,852
Borrowings of term loans and notes payable	—	(4)	(11)	—	(15)
Purchase Treasury Stock	1,650	—	—	—	1,650
Payment of statutory payroll tax withholding on stock-based compensation associated with issuance of common stock	(2,051)	—	—	—	(2,051)
Repayments of capital lease obligations	—	(1,155)	(705)	—	(1,860)
Advances to/from affiliates	3,391	1,858	(5,249)	—	—
Net cash provided by (used in) financing activities	2,990	47,564	(2,382)	—	48,172
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	—	—	(1,530)	—	(1,530)
NET DECREASE IN CASH	—	(917)	(473)	—	(1,390)
CASH, beginning of period	—	1,535	7,511	—	9,046
CASH, end of period	—	618	7,038	—	$7,656

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired and included in accounts payable	—	2,676	59	—	$2,735
Property and equipment acquired under a capital lease	—	92	—	—	92

Schedule II
American Apparel, Inc. and Subsidiaries
Valuation and Qualifying Accounts
(Amounts in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions (Recoveries)	Other	Balance at End of Year
Allowance for trade accounts receivable:
For the year ended December 31, 2012	$2,195	$99	$—	$(209)	$2,085
For the year ended December 31, 2011	$2,630	$996	$—	$(1,431)	$2,195
For the year ended December 31, 2010	$1,763	$1,357	$—	$(490)	$2,630

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions (Recoveries)	Other	Balance at End of Year
Reserve for inventory shrinkage and obsolescence:
For the year ended December 31, 2012	$3,932	$690	$—	$(1,969)	$2,653
For the year ended December 31, 2011	$5,853	$(1,652)	$—	$(269)	$3,932
For the year ended December 31, 2010	$4,802	$1,033	$—	$18	$5,853

Description	Balance at Beginning of Year	Increase in Allowance	Deductions to Allowance	Other	Balance at End of Year
Valuation allowance of deferred tax assets:
For the year ended December 31, 2012	$73,773	$4,720	$(915)	$—	$77,578
For the year ended December 31, 2011	$51,979	$21,794	$—	$—	$73,773
For the year ended December 31, 2010	$20,457	$31,522	$—	$—	$51,979

Item 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
As of the end of the period covered by this Annual Report on Form 10-K, we performed an evaluation under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, of the design and effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded, as of the end of the period covered by this Annual Report that our disclosure controls and procedures were effective.
Management's Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as is defined in the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Our management conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, and the opinion expressed by our external auditor's attestation report, our management concluded that our internal controls over financial reporting were operating effectively as of December 31, 2012.
Based on the COSO criteria, management remediated control deficiencies that constituted a material weakness in our prior reported financial statements. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is more than a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.
Remediation of Previously Identified Material Weakness & Other Remediation Activities
We implemented certain internal controls to remediate the weakness in our internal controls over financial reporting and inventory during 2012. Our remediated material weakness as of December 31, 2012 represented a continuing material weakness identified as of December 31, 2008. The following describes the remediation activities performed during 2012 for the completed remediation of the material weakness over financial reporting and inventory as disclosed in the annual report on Form 10-K for the year ended December 31, 2011.
Over the course of 2012, we implemented the following activities to fully remediate the material weakness: 1) We implemented a continuing professional education training system for our financial reporting and consolidation team. 2) We performed adequate independent reviews and maintained effective controls related to the preparation of consolidated financial statements. 3) We improved our internal controls over forecasting and inventory demand planning performed by our production planning and forecasting department. 4) We streamlined our inventory costing process and analysis which facilitated timelier and more accurate reporting. 5) We refreshed and updated our standard costing systems to reflect the recent trends in raw material costs, labor rates, and manufacturing overhead absorption rates. 6) We implemented a reoccurring update process for our standard costing system to ensure standard cost continually reflects timely updates. 7) We completed the process to review and improve internal controls related to cost accounting and established procedures for cost data validation and enhanced historical cost reporting, including implementation of inventory control and checklist procedures. 8) We simplified specific accounting analysis reducing the potential for error in accruals. 9) We substantially improved the procedures related to analysis of inventory reserve accounts. 10) We continued to enhance our international cost accounting procedures for intercompany inventory transfers and inventory valuation. 11) We implemented improved controls over analysis of budget to actual results. 12) We implemented monthly financial statement detailed review meetings with all divisional controllers to further improve our review controls over detail trial balance reviews and supporting documentation.
Changes in Internal Controls over Financial Reporting
There have been no changes (other than those described above) in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) during the most recent fiscal quarter ended December 31, 2012 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Audit Committee of the
Board of Directors and Stockholders of
American Apparel, Inc.

We have audited American Apparel, Inc. and Subsidiaries' (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

In our opinion, American Apparel, Inc. and Subsidiaries maintained, in all material aspects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows and the related financial statement schedule for the years ended December 31, 2012, 2011 and 2010 of the Company and our report dated March 5, 2013 expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ Marcum LLP
Marcum LLP
Melville, NY
March 5, 2013